UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
CA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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August 9, 2006
To Our Stockholders:
      On behalf of the Board of Directors and management of CA, Inc., we are pleased to invite you to the 2006 Annual Meeting of Stockholders. The meeting will be held in the Terrace Room at The Roosevelt Hotel in New York, NY on September 18, 2006 beginning at 10:00 a.m. Eastern Daylight Time.
      Further details concerning the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, there also will be management reports on our business and a discussion period during which you will be able to ask questions.
      Whether or not you plan to attend in person, please vote your shares via the Internet, by telephone or by following the instructions in the accompanying materials.
      Thank you for your consideration and continued support.
Sincerely,

Lewis S. Ranieri	John A. Swainson
Chairman of the Board of Directors	President and Chief Executive Officer

CA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of CA, Inc.:
      The 2006 Annual Meeting of Stockholders of CA, Inc. will be held on Monday, September 18, 2006, at 10:00 a.m. Eastern Daylight Time in the Terrace Room at The Roosevelt Hotel located at 45 East 45th Street, New York, NY, for the following purposes:

(1) to elect directors, each to serve until the next annual meeting or until his or her successor is duly elected and qualified;

(2) to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2007;

(3) to consider a stockholder proposal to amend the by-laws with respect to the adoption or maintenance by the Board of Directors of any CA, Inc. rights plan; and

(4) to transact any other business that properly comes before the meeting and any adjournment or postponement.
      The Board of Directors has fixed the close of business on July 31, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment.
      Admission tickets are on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a stockholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of July 31, 2006.
      A list of stockholders entitled to vote at the 2006 Annual Meeting will be available for inspection upon the request of any stockholder for any purpose germane to the Annual Meeting at the principal offices of the Company, One CA Plaza, Islandia, New York during the ten days prior to the meeting, during ordinary business hours, and at The Roosevelt Hotel, 45 East 45th Street, New York, NY during the Annual Meeting.
      Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES VIA THE INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR VIA TELEPHONE, OR TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.

Kenneth V. Handal
Executive Vice President, General Counsel
and Corporate Secretary
Islandia, New York
August 9, 2006

PROXY STATEMENT GENERAL INFORMATION	1
Proxy Solicitation	1
Voting and Revocability of Proxy	1
Record Date and Voting Rights	1
Broker Non-Votes	2
Annual Report	2
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT	3
PROPOSAL 1 — ELECTION OF DIRECTORS	5
Nominees	5
Director Compensation	8
Litigation Involving Certain Directors and Executive Officers	8
Board Committees and Meetings	15
Nominating Procedures	17
Communications with Directors	18
Corporate Governance	18
CORPORATE GOVERNANCE COMMITTEE REPORT	19
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS	21
Summary Compensation Table	21
Option Grants in Last Fiscal Year	23
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	24
Equity Compensation Plan Information	24
Long-Term Incentive Plan — Awards in Last Fiscal Year	25
Employment Agreements; Severance Arrangements; Change in Control Arrangements	25
Other	28
COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION	29
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	33
Audit and Other Fees Paid to KPMG LLP	33
AUDIT AND COMPLIANCE COMMITTEE REPORT	35
Status of the Company’s Compliance with the Deferred Prosecution Agreement and Final Consent Judgment	35
PROPOSAL 3 — STOCKHOLDER PROPOSAL TO AMEND THE BY-LAWS WITH RESPECT TO THE ADOPTION OR MAINTENANCE BY THE BOARD OF DIRECTORS OF ANY CA, INC. RIGHTS PLAN	43
Stockholder Proposal	43
Stockholder Supporting Statement	43
Board of Directors’ Statement in Opposition to the Stockholder Proposal	44
STOCK PERFORMANCE GRAPH	46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	47
ADVANCE NOTICE PROCEDURES FOR 2007 ANNUAL MEETING	47
OTHER BUSINESS	47

HOUSEHOLDING	47
FORM 10-K	48
INCORPORATION BY REFERENCE	48
Exhibit A — Corporate Governance Principles	A-1
Exhibit B — Audit and Compliance Committee Charter	B-1
Exhibit C — Compensation and Human Resource Committee Charter	C-1
Exhibit D — Corporate Governance Committee Charter	D-1
Exhibit E — Strategy Committee Charter	E-1

CA, INC.
One CA Plaza
Islandia, NY 11749
PROXY STATEMENT
GENERAL INFORMATION
Proxy Solicitation
      This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share (the “Common Stock”), of CA, Inc. (formerly known as Computer Associates International, Inc.) (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2006 Annual Meeting of Stockholders and any adjournment or postponement. The meeting will be held on September 18, 2006, at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. At present, the Board of Directors knows of no other business to come before the meeting.
      The Notice of Annual Meeting, Proxy Statement and form of proxy will be mailed to stockholders beginning on or about August 9, 2006. The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by personal or telephone conversation, telegram, facsimile, and postings on the Company’s website, ca.com, or by the directors, officers and employees of the Company, for which they will not receive any additional compensation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred. The Company also has retained Innisfree M & A Incorporated (“Innisfree”) to assist the Company in soliciting proxies. The fees to be paid to Innisfree are estimated to be $25,000 plus out-of-pocket costs.
Voting and Revocability of Proxy
      The shares represented by valid proxies received and not revoked will be voted at the meeting. Where a proxy specifies a choice with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the instructions given. If you return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows: (1) FOR the Board’s nominees for election as directors; (2) FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2007; and (3) AGAINST the stockholder proposal to amend the by-laws with respect to the adoption or maintenance by the Board of Directors of any CA, Inc. rights plan. A stockholder may revoke a proxy at any time before it is exercised by filing a written revocation with the Secretary of the Company, submitting a proxy bearing a later date (including by telephone or the Internet), or voting in person at the meeting (please note that if you hold your shares through a bank or broker and you want to vote in person at the meeting, you must obtain a proxy from your bank or broker authorizing you to vote those shares and you must bring this proxy to the meeting). If any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.
Record Date and Voting Rights
      Only stockholders of record at the close of business on July 31, 2006 are entitled to notice of and to vote at the meeting or any adjournment. On July 20, 2006, the Company had outstanding 568,957,640 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock present or represented by proxy at the meeting will constitute a quorum.
      Votes cast at the meeting by proxy or in person will be tabulated by inspectors of election. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters. Abstentions and broker non-votes (described below) are counted as present and entitled to vote for purposes of determining a quorum.
      A plurality of the votes cast at the meeting (assuming a quorum is present) will be sufficient to elect the directors. Accordingly, withheld votes and broker non-votes, if any, as to the election of directors will have no effect on the election of directors.
      Assuming that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the subject matter will be required to approve Proposal 2. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will have the effect of a vote against this proposal, and broker non-votes, if any, will reduce the absolute number, but not the percentage, of affirmative votes needed for approval of this proposal.
      The affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock, present or represented by proxy and entitled to vote, will be required to approve Proposal 3. In determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have the effect of a vote against this proposal. Accordingly, if a majority of the outstanding shares of Common Stock are not voted in favor of Proposal 3, either by a vote at the meeting or by valid proxy, Proposal 3 will not be approved.
Broker Non-Votes
      A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for the particular matter.
      Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker, in the absence of voting instructions from you, is entitled to vote your shares on Proposals 1 and 2, but not on Proposal 3.
Annual Report
      The Annual Report of the Company for the fiscal year ended March 31, 2006 is being mailed with this Proxy Statement and is also available on our website at ca.com. Stockholders are referred to the Annual Report for financial and other information about the Company. The Annual Report is not a part of this Proxy Statement.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT
      The following table sets forth information, based on data provided to the Company, with respect to beneficial ownership of shares of Common Stock as of July 20, 2006 for (1) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each director and nominee for election as a director of the Company, (3) each of the four most highly compensated executive officers (based on combined salary and bonus) of the Company other than the Chief Executive Officer and one additional executive officer that the Company has chosen to include voluntarily for the fiscal year ended March 31, 2006 (collectively, together with the Chief Executive Officer, the “Named Executive Officers”), and (4) all directors and executive officers of the Company as a group.

	Number of
	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class

Holders of More Than 5%:
Walter H. Haefner(2)	125,813,380	22.11%
Careal Holding AG Utoquai 49 8022 Zurich, Switzerland
Private Capital Management, L.P.(3)	83,578,757	14.69%
8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108
Hotchkis and Wiley Capital Management, LLC(4)	65,977,808	11.60%
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017
NWQ Investment Company, LLC(5)	41,616,371	7.31%
2049 Century Park East, 4th Floor Los Angeles, CA 90067
Directors and Nominees:
Kenneth D. Cron(6)(7)	210,786	*
Alfonse M. D’Amato(6)	100,250	*
Gary J. Fernandes(6)	1,125	*
Robert E. La Blanc(6)	7,750	*
Christopher B. Lofgren(6)	—	*
Jay W. Lorsch(6)	6,750	*
William E. McCracken(6)	—	*
Lewis S. Ranieri(6)	174,050	*
Walter P. Schuetze(6)	14,250	*
John A. Swainson	313,230	*
Laura S. Unger(6)	—	*
Ron Zambonini(6)	—	*
Named Executive Officers (Non-Directors):
Russell Artzt	2,374,930	*
Michael Christenson(8)	55,497	*
Jeff Clarke	23,096	*
Greg Corgan(9)	194,503	*
Gary Quinn	873,801	*
All Directors, Nominees and Executive Officers as a Group (26 persons)	5,081,258	0.89%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as indicated below, all persons have represented to the Company that they exercise sole voting and investment power with respect to their shares. The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after July 20, 2006: Mr. Cron 164,388; Mr. D’Amato 20,250; Mr. Fernandes 1,125; Mr. La Blanc 6,750; Mr. Lorsch 6,750; Mr. Ranieri 6,750; Mr. Schuetze 6,750; Mr. Swainson 177,038; Mr. Artzt 943,915; Mr. Christenson 25,534; Mr. Corgan 172,139; Mr. Quinn 785,443; and all directors and executive officers as a group 2,827,402. Amounts shown in the above table also include shares held in the CA Savings Harvest Plan, our 401(k) plan, and acquired through the Employee Stock Purchase Plan.

(2)	According to a Schedule 13D/ A filed on October 30, 2003, Walter H. Haefner, through Careal Holding AG, a company wholly owned by Mr. Haefner, exercises sole voting power and sole dispositive power over these shares.

(3)	According to a Schedule 13G/ A filed on February 14, 2006, Private Capital Management, L.P., an investment adviser registered under the Investment Advisers Act of 1940 (“PCM”), exercises shared voting and dispositive power over these shares. In addition, according to said Schedule 13G/ A, Bruce S. Sherman, the CEO of PCM, exercises sole voting and dispositive power over 1,835,350 shares and shared voting and dispositive power over 83,664,957 shares. Gregg J. Powers, the President of PCM, exercises sole voting and dispositive power over 469,516 shares, and shared voting and dispositive power over 83,578,757 shares. Messrs. Sherman and Powers exercise shared voting and dispositive power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients.

(4)	According to a Schedule 13G/ A filed on July 10, 2006 by Hotchkis and Wiley Capital Management, LLC, an investment advisor registered under the Investment Advisors Act of 1940 (“HWCM”), HWCM exercises sole voting power over 50,990,724 shares and sole dispositive power over 65,977,808 shares. Securities reported on the Schedule 13G/ A are beneficially owned by clients of HWCM.

(5)	According to a Schedule 13G/ A filed on February 14, 2006 by NWQ Management Company, LLC, an investment advisor registered under the Investment Advisors Act of 1940 (“NWQ”), NWQ exercises sole voting power over 35,955,214 shares and sole dispositive power over 41,616,371 shares. Securities reported on the Schedule 13G/ A are beneficially owned by clients of NWQ.

(6)	Under the Company’s prior and current compensation plans for non-employee directors, such directors have received a portion of their fees in the form of deferred stock units. On the January 1st immediately following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in his/her deferred compensation account. As of July 20, 2006, the Company’s non-employee directors had the following approximate number of deferred stock units: Mr. Cron 15,478; Mr. D’Amato 16,221; Mr. Fernandes 17,419; Mr. La Blanc 20,899; Mr. Lofgren 4,582; Mr. Lorsch 21,237; Mr. McCracken 4,507; Mr. Ranieri 10,323; Mr. Schuetze 18,363; Ms. Unger 5,627; and Mr. Zambonini 3,955. The deferred stock units are not included in the above table. See “Director Compensation” for more information.

(7)	The Board has elected to reduce the number of non-independent directors serving on the Board from two to one. In fiscal year 2006, Messrs. Swainson and Cron were deemed non-independent directors. Consequently, the term of Mr. Cron will expire at the 2006 Annual Meeting. In addition, the Board decreased its size from twelve directors to eleven directors, effective upon the commencement of the 2006 Annual Meeting.

(8)	Although Mr. Christenson is not one of the four most highly compensated executive officers of the Company in the fiscal year ended March 31, 2006, the Company has determined to include him in the table as the successor to Mr. Clarke as the Company’s Chief Operating Officer.

(9)	Mr. Corgan’s employment terminated after the end of fiscal year 2006 and his last day with the Company was June 30, 2006. Generally and subject to applicable law, options that are not exercised within 30 days of the date of termination of employment are forfeited.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
      On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons named below for election as directors at the meeting, each to serve until the next annual meeting or until his or her successor is duly elected and qualified. The Board has determined that ten of the nominees are independent under NYSE listing requirements and the Company’s Corporate Governance Principles (the “Principles”) which are attached hereto as Exhibit A. Mr. Swainson is deemed not to be independent because of his current position as President and Chief Executive Officer of the Company. Each of the nominees has confirmed to the Company that he or she expects to be able to continue to serve as a director of the Company until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, as the Board may nominate.
      The Company’s policy is that all directors and nominees should attend annual meetings. All but one of the Company’s directors then in office attended the 2005 Annual Meeting of Stockholders.
      Set forth below are the nominees’ names, biographical information, age and the year in which each was first elected a director of the Company.

			Director
Name	Biographical Information	Age	Since

Alfonse M. D’Amato	Managing Director of Park Strategies LLC, a business consulting firm, since January 1999. Mr. D’Amato was a United States Senator from January 1981 until January 1999. During his tenure in the Senate, he served as Chairman of the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe.	69	1999
Gary J. Fernandes	Chairman of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Since his retirement as Vice Chairman from Electronic Data Systems Corporation in 1998, he founded Convergent Partners, a venture capital fund focusing on buyouts of technology enabled companies. In addition, from 2000 to 2001, Mr. Fernandes served as Chairman and CEO of GroceryWorks.com, an internet grocery fulfillment company. In November 1998, he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was President and sole shareholder of Voyagers. Voyagers filed a petition under Chapter 7 of the federal bankruptcy laws in October 2001. Mr. Fernandes serves on the board of directors of BancTec, Inc. and Blockbuster Inc. He is also a member of the board of governors of the Boys & Girls Clubs of America and Trustee for the O’Hara Trust and the Hall-Voyer Foundation.	62	2003
Robert E. La Blanc	Founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981. Mr. La Blanc was previously Vice Chairman of Continental Telecom Corporation and, before that, a general partner of Salomon Brothers, Inc. He is also a director of Fibernet Telecom Group, Inc. and a family of Prudential Mutual Funds.	72	2002

			Director
Name	Biographical Information	Age	Since

Christopher B. Lofgren	President and Chief Executive Officer of Schneider National, Inc., a provider of transportation, logistics and related services, since 2002. Prior to being appointed CEO, Mr. Lofgren served as Chief Operating Officer from 2000 to 2002, and Chief Information Officer from 1996 to 2002. Mr. Lofgren is a member of the Board of Directors of the American Trucking Associations, Inc. (“ATA”) and the Board of Directors of the American Transportation Research Institute, a research trust affiliated with the ATA, whose purpose is to conduct research in the field of transportation. He also serves as a member of the Board of Directors of the Boys & Girls Club of Green Bay.	47	2005
Jay W. Lorsch	Louis Kirstein Professor of Human Relations at the Harvard Business School since 1978. Mr. Lorsch has served as Faculty Chairman of the Harvard Business School’s Global Corporate Governance Initiative since 1998. He is the author of more than a dozen books and consultant to the boards of directors of several Fortune 500 companies. He has held several major administrative positions at the school, including Senior Associate Dean from 1986 to 1995.	73	2002
William E. McCracken	President of Executive Consulting Group, LLC. During a 36-year tenure at IBM, Mr. McCracken held several different executive offices, including serving as general manager of the IBM Printing Systems Division and general manager of Worldwide Marketing of IBM PC Company. He is currently a member of the Board of Directors of IKON Office Solutions. He is also Chairman of the Board of Trustees of Lutheran Social Ministries of New Jersey and President of the Greater Plainfield Habitat for Humanity.	63	2005
Lewis S. Ranieri	Chairman of the Board of the Company since April 2004; Lead Independent Director of the Company from 2002 to April 2004. Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of American Financial Realty Trust, Capital Lease Funding, Inc., Franklin Bank Corp. and Root Markets, Inc., an internet-based marketing company. In addition, Mr. Ranieri serves on the Board of Directors of Reckson Associates Realty Corp. Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc., and worked for Salomon from July 1968 to December 1987. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. Mr. Ranieri acts as a trustee or director of Environmental Defense and the Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre and Vice Chairman of the Kennedy Center Corporate Fund Board.	59	2001

			Director
Name	Biographical Information	Age	Since

Walter P. Schuetze	Independent consultant since February 2000. Mr. Schuetze was Chief Accountant to the Securities and Exchange Commission Division of Enforcement from November 1997 to February 2000, an independent consultant from April 1995 to November 1997, and Chief Accountant to the Securities and Exchange Commission from January 1992 to March 1995. He was a charter member of the Financial Accounting Standards Board, a member of the Financial Accounting Standards Advisory Council, and a member and chair of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. He is also a director and chairman of the Audit Committee of TransMontaigne Inc.	74	2002
John A. Swainson	Chief Executive Officer of the Company since February 2005 and President and Director since November 2004. From November 2004 to February 2005, he served as the Company’s Chief Executive Officer-elect. From July to November 2004, Mr. Swainson was Vice President of Worldwide Sales and Marketing of IBM’s Software Group, responsible for selling its diverse line of software products through multiple channels. From 1997 to July 2004, he was General Manager of the Application Integration and Middleware division of IBM’s Software Group, a division he started in 1997. He is also a director of Visa U.S.A. Inc. and Cadence Design Systems, Inc.	52	2004
Laura S. Unger	Ms. Unger was a Commissioner of the Securities and Exchange Commission from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. From June 2002 through June 2003, Ms. Unger was employed by CNBC as a Regulatory Expert. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC. Ms. Unger serves as a director of Ambac Financial Group, Inc. and Children’s National Medical Center, and acts as the Independent Consultant to JPMorgan Chase for the Global Research Settlement.	45	2004
Ron Zambonini	Chairman of the Board of Cognos Incorporated, a developer of business intelligence software, since May 2004 and a director since 1994. Mr. Zambonini was Chief Executive Officer of Cognos from September 1995 to May 2004 and President from 1993 to April 2002. Mr. Zambonini currently serves on the Board of Directors of Reynolds and Reynolds Company and Emergis Inc.	59	2005
      The Board has elected to reduce the number of non-independent directors serving on the Board from two to one. In fiscal year 2006, Messrs. Swainson and Cron were deemed non-independent directors. Consequently, the term of Mr. Cron will expire at the 2006 Annual Meeting. In addition, the Board decreased its size from twelve directors to eleven directors, effective upon the commencement of the 2006 Annual Meeting.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Director Compensation
      Only non-employee directors of the Company receive compensation for their services as such. Their compensation is based on a “director service year” that lasts from annual meeting to annual meeting. Under the 2003 Compensation Plan for Non-Employee Directors, as amended (the “2003 Plan”), each non-employee director receives an annual fee that is fixed by the Board and paid in the form of deferred stock units, except that up to 50% of such fee may be paid in cash, if elected by the director in advance. Following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units in his/her deferred compensation account. The current annual fee to be paid to each non-employee director of the Company under the 2003 Plan is $175,000 which was increased from $150,000 in August 2005. In addition, starting in August 2005, the Chairman of the Audit and Compliance Committee of the Board of Directors receives $25,000 and the non-employee Chairmen of all other committees of the Board of Directors each receives $10,000 on an annual basis. The 2003 Plan allows the Board of Directors to authorize the payment of additional fees to any eligible director that chairs any committee of the Board of Directors or to an eligible director serving as the lead director.
      In addition, to further the Company’s support for charities, non-employee directors are able to participate in the Company’s Matching Gifts Program on the same terms as the Company’s employees. Under this program, the Company will match, on a one-for-one basis, contributions by a director to a charity approved by the Company. During fiscal year 2006, the amount that the Company matched per director was capped at an aggregate amount of $25,000.
      In recognition of Mr. Ranieri’s extraordinary service to the Company during fiscal year 2005, on the recommendation of the Corporate Governance Committee, the Board (with Mr. Ranieri abstaining) determined that Mr. Ranieri should receive additional director fees for fiscal year 2005. The total fees paid to Mr. Ranieri for fiscal year 2005 were $272,500, which fees were comprised of the regular quarterly fees paid to Mr. Ranieri under the 2003 Plan for his services during the first three quarters of fiscal year 2005 and approximately $160,000 that had been paid to Mr. Ranieri in the form of making the Company’s aircraft available to him for his use on non-Company business and personal matters during fiscal year 2005. The Company determined the value of the aircraft use to Mr. Ranieri based on the incremental cost of such use to the Company plus additional charges comparable to first-class airfare for family members of Mr. Ranieri who accompanied him on several flights. As such, Mr. Ranieri elected not to accept director fees for his service on the Board during the fourth quarter of the 2005 fiscal year (the quarterly fee of $37,500 payable under the 2003 Plan) or during fiscal year 2006 (the annual fee of $175,000, increased from $150,000 in August 2005, under the 2003 Plan).
      Since Mr. Cron’s employment with the Company terminated at the end of fiscal year 2005, the Company continued to provide him with administrative services and security services for his personal residence, at estimated costs not exceeding $30,000 and $5,000, respectively, through August 2005.
      The Company also provides directors with, and pays premiums for, director and officer liability insurance and reimburses directors for reasonable travel expenses.
Litigation Involving Certain Directors and Executive Officers
      The Special Litigation Committee was established by the Board on February 1, 2005 and is composed of William McCracken and Ron Zambonini. The Special Litigation Committee has been delegated the authority to control and determine the Company’s response to a stockholder derivative action pending in the United States District Court for the Eastern District of New York (the “Federal Court”) entitled Computer Associates International, Inc. Derivative Litigation, No. 04-CIV-2697, as well as motions that have been made by certain stockholders of the Company to reopen the December 2003 settlements of a stockholder derivative action and two class actions with respect to certain current and former directors and officers of the Company. A more detailed description of these actions is set forth below.

Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004
      The Company, its former Chairman and CEO Charles B. Wang, its former Chairman and CEO Sanjay Kumar, its former Chief Financial Officer Ira Zar, and its Executive Vice President Russell M. Artzt were defendants in one or more stockholder class action lawsuits, filed in July 1998, February 2002, and March 2002 in the Federal Court, alleging, among other things, that a class consisting of all persons who purchased Common Stock during the period from January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance. In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the Federal Court. The complaint in this matter, a purported class action on behalf of the CA Savings Harvest Plan (the CASH Plan) and the participants in, and beneficiaries of, the CASH Plan for a class period running from March 30, 1998, through May 30, 2003, asserted claims of breach of fiduciary duty under the federal Employee Retirement Income Security Act (ERISA). The named defendants were the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or former directors of the Company: Messrs. Wang; Kumar; Zar; Artzt; Peter A. Schwartz; and Charles P. McWade; and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleged that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and sought damages in an unspecified amount.
      A derivative lawsuit was filed against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits discussed above. This action was commenced in April 2002 in Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaint were the Company as a nominal defendant, current Company directors Mr. Lewis S. Ranieri, and The Honorable Alfonse M. D’Amato, and former Company directors Ms. Shirley Strum Kenny and Messrs. Wang, Kumar, Artzt, Willem de Vogel, Richard Grasso, and Roel Pieper. The derivative suit alleged breach of fiduciary duties on the part of all the individual defendants and, as against the former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaint sought an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of Common Stock.
      On August 25, 2003, the Company announced the settlement of all outstanding litigation related to the above-referenced stockholder and derivative actions as well as the settlement of an additional derivative action that had been pending in Delaware. As part of the class action settlement, which was approved by the Federal Court in December 2003, the Company agreed to issue a total of up to 5.7 million shares of Common Stock to the stockholders represented in the three class action lawsuits, including payment of attorneys’ fees. The Company has completed the issuance of the settlement shares as well as payment of $3.3 million to the plaintiffs’ attorneys in legal fees and related expenses.
      In settling the derivative suit, which settlement was also approved by the Federal Court in December 2003, the Company committed to maintain certain corporate governance practices. Under the settlement, the Company and the individual defendants were released from any potential claim by stockholders arising from accounting-related or other public statements made by the Company or its agents from January 1998 through February 2002 (and from January 1998 through May 2003 in the case of the employee ERISA action), and the individual defendants were released from any potential claim by the Company or its stockholders relating to the same matters.
      On October 5, 2004 and December 9, 2004, four purported Company stockholders served motions to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the derivative action. These motions primarily seek to void the releases that were granted to the individual defendants under the settlement. On December 7, 2004, a motion to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the 1998 and 2002 stockholder lawsuits discussed above was filed by

Sam Wyly and certain related parties. The motion seeks to reopen the settlement to permit the moving stockholders to pursue individual claims against certain present and former officers of the Company. The motion states that the moving stockholders do not seek to file claims against the Company. These motions (the “60(b) Motions”) have been fully briefed. On June 14, 2005, the Federal Court granted movants’ motion to be allowed to take limited discovery prior to the Federal Court’s ruling on the 60(b) Motions. No hearing date is currently set for the 60(b) Motions.
The Government Investigation
      In 2002, the United States Attorney’s Office for the Eastern District of New York (USAO) and the staff of the Northeast Regional Office of the Securities and Exchange Commission (SEC) commenced an investigation concerning certain of the Company’s past accounting practices, including the Company’s revenue recognition procedures in periods prior to the adoption of the Company’s business model in October 2000.
      In response to the investigation, the Board of Directors authorized the Audit Committee (now the Audit and Compliance Committee) to conduct an independent investigation into the timing of revenue recognition by the Company. On October 8, 2003, the Company reported that the ongoing investigation by the Audit and Compliance Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit and Compliance Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.
      Following the Audit and Compliance Committee’s preliminary report and at its recommendation, four executives who oversaw the relevant financial operations during the period in question, including Ira Zar, resigned at the Company’s request. On January 22, 2004, one of these individuals pled guilty to federal criminal charges of conspiracy to obstruct justice in connection with the ongoing investigation. On April 8, 2004, Mr. Zar and two other former executives pled guilty to charges of conspiracy to obstruct justice and conspiracy to commit securities fraud in connection with the investigation, and Mr. Zar also pled guilty to committing securities fraud. The SEC filed related actions against each of the four former executives alleging that they participated in a widespread practice that resulted in the improper recognition of revenue by the Company. Without admitting or denying the allegations in the complaints, Mr. Zar and the two other executives each consented to a permanent injunction against violating, or aiding and abetting violations of, the securities laws, and also to a permanent bar from serving as an officer or director of a publicly held company. Litigation with respect to the SEC’s claims for disgorgement and penalties is continuing.
      A number of other employees, primarily in the Company’s legal and finance departments were terminated or resigned as a result of matters under investigation by the Audit and Compliance Committee, including Steven Woghin, the Company’s former General Counsel. Stephen Richards, the Company’s former Executive Vice President of Sales, resigned from his position and was relieved of all duties in April 2004, and left the Company at the end of June 2004. Additionally, on April 21, 2004, Sanjay Kumar resigned as Chairman, director and Chief Executive Officer of the Company, and assumed the role of Chief Software Architect. Thereafter, Mr. Kumar resigned from the Company effective June 30, 2004.
      In April 2004, the Audit and Compliance Committee completed its investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. The Audit and Compliance Committee believes that the Company’s financial reporting related to contracts executed under its current business model is unaffected by the improper accounting practices that were in place prior to the adoption of the business model in October 2000 and that had resulted in the restatement, and that the historical issues it had identified in the course of its independent investigation concerned the premature recognition of revenue. However, certain of these prior period accounting errors have had an impact on the subsequent financial results of the Company as described in Note 12 to the Consolidated Financial Statements in the Company’s amended Annual Report on Form 10-K/ A for the fiscal year ended March 31, 2005. The Company continues to implement and consider additional remedial actions it deems necessary.
      On September 22, 2004, the Company reached agreements with the USAO and the SEC by entering into a Deferred Prosecution Agreement (the “DPA”) with the USAO and consenting to the entry of a Final Consent Judgment in a parallel proceeding brought by the SEC (the “Consent Judgment”, and together with the DPA, the “Agreements”). The Federal Court approved the DPA on September 22, 2004 and entered the Consent Judgment on September 28, 2004. The Agreements resolve the USAO and SEC investigations into certain of the Company’s past accounting practices, including its revenue recognition policies and procedures, and obstruction of their investigations.
      Under the DPA, the Company has agreed to establish a $225 million fund for purposes of restitution to current and former stockholders of the Company, with $75 million to be paid within 30 days of the date of approval of the DPA by the Federal Court, $75 million to be paid within one year after the approval date and $75 million to be paid within 18 months after the approval date. The Company made the first $75 million restitution payment into an interest-bearing account under terms approved by the USAO on October 22, 2004. The Company made the second $75 million restitution payment into an interest-bearing account under terms approved by the USAO on September 22, 2005. The Company made the third and final $75 million restitution payment into an interest-bearing account under terms approved by the USAO on March 22, 2006. Pursuant to the Agreements, the Company proposed and the USAO accepted, on or about November 4, 2004, the appointment of Kenneth R. Feinberg as Fund Administrator. Also, pursuant to the Agreements, Mr. Feinberg submitted to the USAO on or about June 28, 2005, a Plan of Allocation for the Restitution Fund (the “Plan”). The Plan was approved by the Federal Court on August 18, 2005. The payment of these restitution funds is in addition to the amounts that the Company previously agreed to provide current and former stockholders in settlement of certain private litigation in August 2003 (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004”). This amount was paid by the Company in December 2004 in shares at a then total value of approximately $174 million.
      The Company also agreed, among other things, to take the following actions by December 31, 2005: (1) add a minimum of two new independent directors to its Board of Directors; (2) establish a Compliance Committee of the Board of Directors; (3) implement an enhanced compliance and ethics program, including appointment of a Chief Compliance Officer; (4) reorganize its Finance and Internal Audit Departments; and (5) establish an executive disclosure committee. The reorganization of the Finance Department is in the progress and the reorganization of the Internal Audit Department is substantially complete. On December 9, 2004, the Company announced that Patrick J. Gnazzo had been named Senior Vice President, Business Practices, and Chief Compliance Officer, effective January 10, 2005. On February 11, 2005, the Board of Directors elected William McCracken to serve as a new independent director, and also changed the name of the Audit Committee of the Board of Directors to the Audit and Compliance Committee of the Board of Directors and amended the Committee’s charter. On April 11, 2005, the Board of Directors elected Ron Zambonini to serve as a new independent director. On November 11, 2005, the Board of Directors elected Christopher Lofgren to serve as a new independent director. Under the Agreements, the Company has also agreed to the appointment of an Independent Examiner to examine the Company’s practices for the recognition of software license revenue, its ethics and compliance policies and other matters. Under the Agreements, the Independent Examiner also reviews the Company’s compliance with the Agreements and periodically reports findings and recommendations to the USAO, SEC and Board of Directors. On March 16, 2005, the Federal Court appointed Lee S. Richards III, Esq. of Richards Spears Kibbe & Orbe LLP, to serve as Independent Examiner. Mr. Richards will serve for a term of 18 months unless his term of appointment is extended under conditions specified in the DPA. On September 15, 2005, Mr. Richards issued his six-month report concerning his recommendations regarding best practices. On December 15, 2005, March 15, 2006 and June 15, 2006, Mr. Richards issued his first three quarterly reports concerning the Company’s compliance with the DPA.

      Under the DPA, the Company is obligated, among other things, to take certain steps to improve internal controls and to reorganize its Finance Department. If the Company has not substantially implemented these and other required reforms for a period of at least two successive quarters before September 30, 2006, the USAO and the SEC may, in their discretion, extend the term of the Independent Examiner. In his Fourth Report dated June 15, 2006, the Independent Examiner expressed the view that, in light of the internal control issues described in Item 9A of the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2006, including the fact that the Company has not yet hired a new chief financial officer, he is no longer able to conclude that the Company will be able to meet its obligation under the DPA to have improved internal controls and reorganized the Finance Department for two successive quarters prior to September 30, 2006. Consequently, the Company believes that the term of the Independent Examiner may be extended beyond September 30, 2006. Whether the USAO and the SEC will decide to extend the term or take any other action in connection with the DPA will be made by them in their discretion. The Company is continuing to review these matters to determine what further steps it should take to address the internal control issues referenced above. On July 28, 2006, the Company announced that Nancy E. Cooper was named Executive Vice President and Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. Her appointment is expected to be effective on or about August 15, 2006.
      Pursuant to the DPA, the USAO will defer and subsequently dismiss prosecution of a two-count information filed against the Company charging it with committing securities fraud and obstruction of justice if the Company abides by the terms of the DPA, which currently is set to expire within 30 days after the Independent Examiner’s term of engagement is completed. Pursuant to the Consent Judgment with the SEC, the Company is permanently enjoined from violating Section 17(a) of the Securities Act of 1933 (the “Securities Act”), Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rules 10b-5, 12b-20, 13a-1 and 13a-13 under the Exchange Act. Pursuant to the Agreements, the Company has also agreed to comply in the future with federal criminal laws, including securities laws. In addition, the Company has agreed not to make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility for the accounting and other matters that are the subject of the investigations, or the related allegations by the USAO, as set forth in the DPA.
      Under the Agreements, the Company also is required to cooperate fully with the USAO and SEC concerning their ongoing investigations into the misconduct of any present or former employees of the Company. The Company has also agreed to fully support efforts by the USAO and SEC to obtain disgorgement of compensation from any present or former officer of the Company who engaged in any improper conduct while employed at the Company.
      After the Independent Examiner’s term expires, the USAO will seek to dismiss its charges against the Company. However, the Company shall be subject to prosecution at any time if the USAO determines that the Company has deliberately given materially false, incomplete or misleading information pursuant to the DPA, has committed any federal crime after the date of the DPA or has knowingly, intentionally and materially violated any provision of the DPA (including any of those described above). Also, as indicated above, the USAO and SEC may require that the term of the DPA be extended beyond 18 months.
      On September 22, 2004, Mr. Woghin, the Company’s former General Counsel, pled guilty to conspiracy to commit securities fraud and obstruction of justice under a two-count information filed against him by the USAO. The SEC also filed a complaint in the Federal Court against Mr. Woghin alleging that he violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaint further alleged that under Section 20(e) of the Exchange Act, Mr. Woghin aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. Mr. Woghin consented to a partial judgment imposing a permanent injunction against him from committing such violations in the future and a permanent bar from being an officer or director of a public company. The SEC’s claims for disgorgement and civil penalties against Mr. Woghin are pending.

      Additionally, on September 22, 2004, the SEC filed complaints in the Federal Court against Sanjay Kumar and Stephen Richards alleging that they violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaints further alleged that under Section 20(e) of the Exchange Act, Messrs. Kumar and Richards aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The complaint seeks to enjoin Messrs. Kumar and Richards from further violations of the Securities Act and the Exchange Act and for disgorgement of gains they received as a result of these violations. On June 14, 2006, Messrs. Kumar and Richards consented to a partial judgment imposing a permanent injunction against them prohibiting them from committing such violations of the federal securities laws in the future and permanently barring them from serving as an officer or director of public companies. The SEC’s claims against Messrs. Kumar and Richards for disgorgement of ill-gotten gains and civil penalties are pending.
      On September 23, 2004, the USAO filed, in the Federal Court, a ten-count indictment charging Messrs. Kumar and Richards with conspiracy to commit securities fraud and wire fraud, committing securities fraud, filing false SEC filings, conspiracy to obstruct justice and obstruction of justice. Additionally, Mr. Kumar was charged with one count of making false statements to an agent of the Federal Bureau of Investigation and Mr. Richards was charged with one count of perjury in connection with sworn testimony before the SEC. On or about June 29, 2005, the USAO filed a superseding indictment against Messrs. Kumar and Richards, dropping one count and adding several allegations to certain of the nine remaining counts. On April 24, 2006, Messrs. Kumar and Richards pled guilty to all counts in the superseding indictment filed by the USAO. Sentencing of Messrs. Kumar and Richards is expected to take place in October 2006.
      On April 21, 2006, Thomas M. Bennett, the Company’s former Senior Vice President, Business Development, was arrested pursuant to an arrest warrant issued by the Federal Court. The arrest warrant charges Mr. Bennett with three counts of conspiracy to commit obstruction of justice in violation of Title 18, United States Code, Sections 1510(a) and 1505, and Title 18, United States Code, Section 371. On June 21, 2006, Mr. Bennett pled guilty to one count of conspiracy to obstruct justice. Sentencing of Mr. Bennett is currently scheduled to take place on October 12, 2006.
      As required by the Agreements, the Company continues to cooperate with the USAO and SEC in connection with their ongoing investigations of the conduct described in the Agreements, including providing documents and other information to the USAO and SEC. The Company cannot predict at this time the outcome of the USAO’s and SEC’s ongoing investigations, including any actions the Company may have to take in response to these investigations.
Derivative Actions Filed in 2004
      In June 2004, a purported derivative action was filed in the Federal Court by Ranger Governance Ltd. against certain current or former employees and/or directors of the Company. In July 2004, two additional purported derivative actions were filed in the Federal Court by purported Company stockholders against certain current or former employees and/or directors of the Company. In November 2004, the Federal Court issued an order consolidating these three derivative actions. The plaintiffs filed a consolidated amended complaint (the “Consolidated Complaint”) on January 7, 2005. The Consolidated Complaint names as defendants Messrs. Wang, Kumar, Zar, Artzt, D’Amato, Richards, Ranieri and Woghin; David Kaplan; David Rivard; Lloyd Silverstein; Michael A. McElroy; Messrs. McWade and Schwartz; Gary Fernandes; Robert E. La Blanc; Jay W. Lorsch; Kenneth Cron; Walter P. Schuetze; Messrs. de Vogel and Grasso; Roel Pieper; KPMG LLP; and Ernst & Young LLP. The Company is named as a nominal defendant. The Consolidated Complaint alleges a claim against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin for contribution towards the consideration the Company had previously agreed to provide current and former stockholders in settlement of certain class action litigation commenced against the Company and certain officers and directors in 1998 and 2002 (see “— Stockholder Class Action and Derivative Lawsuits Filed

Prior to 2004”) and seeks on behalf of the Company compensatory and consequential damages in an amount no less than $500 million in connection with the USAO and SEC investigations (see “— The Government Investigation”). The Consolidated Complaint also alleges a claim seeking unspecified relief against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel and Woghin for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued in 2002 and 2003. The Consolidated Complaint also alleges breach of fiduciary duty by Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin. The Consolidated Complaint also seeks unspecified compensatory, consequential and punitive damages against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin based upon allegations of corporate waste and fraud. The Consolidated Complaint also seeks unspecified damages against Ernst & Young LLP and KPMG LLP, for breach of fiduciary duty and the duty of reasonable care, as well as contribution and indemnity under Section 14(a) of the Exchange Act. The Consolidated Complaint requests restitution and rescission of the compensation earned under the Company’s executive compensation plan by Messrs. Artzt, Kumar, Richards, Zar, Woghin, Kaplan, Rivard, Silverstein, Wang, McElroy, McWade and Schwartz. Additionally, pursuant to Section 304 of the Sarbanes-Oxley Act, the Consolidated Complaint seeks reimbursement of bonus or other incentive-based equity compensation received by defendants Wang, Kumar, Schwartz and Zar, as well as alleged profits realized from their sale of securities issued by the Company during the time periods they served as the Chief Executive Officer (Messrs. Wang and Kumar) and Chief Financial Officer (Mr. Zar) of the Company. Although no relief is sought from the Company, the Consolidated Complaint seeks monetary damages, both compensatory and consequential, from the other defendants, including current or former employees and/or directors of the Company, KPMG LLP and Ernst & Young LLP in an amount totaling not less than $500 million.
      The consolidated derivative action has been stayed pending resolution of the 60(b) Motions (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004”). Also, on February 1, 2005, the Company established a Special Litigation Committee of independent members of its Board of Directors to, among other things, control and determine the Company’s response to this litigation. The Special Litigation Committee is continuing to review these matters.
      The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by current and former officers and directors in various litigations and investigations arising out of similar allegations, including the litigation described above.
Texas Litigation
      On August 9, 2004, a petition was filed by Sam Wyly and Ranger Governance, Ltd. against the Company in the District Court of Dallas County, Texas, seeking to obtain a declaratory judgment that plaintiffs did not breach two separation agreements they entered into with the Company in 2002 (the “2002 Agreements”). Plaintiffs seek to obtain this declaratory judgment in order to file a derivative suit on behalf of the Company (see “— Derivative Actions Filed in 2004” above). On September 3, 2004, the Company filed an answer to the petition and on September 10, 2004, the Company filed a notice of removal seeking to remove the action to federal court. On February 18, 2005, Mr. Wyly filed a separate lawsuit in the United States District Court for the Northern District of Texas (the “Texas Federal Court”) alleging that he is entitled to attorneys’ fees in connection with the original litigation filed in Texas. The two actions have been consolidated. On March 31, 2005, the plaintiffs amended their complaint to allege a claim that they were defrauded into entering the 2002 Agreements and to seek rescission of those agreements and damages. The amended complaint in the Ranger Governance litigation seeks rescission of the 2002 Agreements, unspecified compensatory, consequential and exemplary damages and a declaratory judgment that the 2002 Agreements are null and void and that plaintiffs did not breach the 2002 Agreements. On May 11, 2005, the Company moved to dismiss the Texas litigation. On July 21, 2005, the plaintiffs filed a motion for summary judgment. On July 22, 2005, the Texas Federal Court dismissed the latter two motions without prejudice to refiling the motions later in the action. On September 1, 2005, the Texas Federal Court granted the Company’s motion to transfer the action to the Federal Court.
Other Civil Actions
      In September 2004, two complaints to compel production of the Company’s books and records, including files that have been produced by the Company to the USAO and SEC in the course of their joint investigation of the Company’s accounting practices (see “— The Government Investigation”) were filed by two purported stockholders of the Company in Delaware Chancery Court pursuant to Section 220 of the Delaware General Corporation Law. The first complaint was filed on September 15, 2004, after the Company denied the purported stockholder access to some of the files requested in her initial demand, in particular files that had been produced by the Company to the USAO and SEC during the course of their joint investigation. This complaint concerns the inspection of certain Company documents to determine whether the Company has been involved in obstructing the joint investigation by the USAO and SEC and whether certain Company employees have breached their fiduciary duties to the Company and wasted corporate assets; these individuals include Messrs. Kumar, Wang, Zar, Silverstein, Woghin, Richards, Artzt, Cron, D’Amato, La Blanc, Ranieri, Lorsch, Schuetze, Vieux, Fernandes, de Vogel, Grasso and Goldstein and Ms. Kenny. The Company filed its answer to this complaint on October 15, 2004. On October 11, 2005, the Special Litigation Committee (see “— Derivative Actions Filed in 2004”) moved to stay this action. On December 13, 2005, the Delaware state court denied that motion. The second complaint, filed on September 21, 2004, concerns the inspection of documents related to Mr. Kumar’s compensation, the independence of the Board of Directors and ability of the Board of Directors to sue for return of that compensation. The Company filed its answer to this complaint on October 15, 2004.
      The Company, various subsidiaries, and certain current and former officers have been named as defendants in various other lawsuits and claims arising in the normal course of business. The Company believes that it has meritorious defenses in connection with such lawsuits and claims, and intends to vigorously contest each of them. In the opinion of the Company’s management, the results of these other lawsuits and claims, either individually or in the aggregate, are not expected to have a material effect on the Company’s financial position, results of operations, or cash flow.
Board Committees and Meetings
      The Board of Directors has established three principal committees — the Audit and Compliance Committee, the Compensation and Human Resource Committee and the Corporate Governance Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters that have been adopted by the respective committees and by the Board, and all the members of these committees are “independent” under both the Principles and NYSE requirements. Additionally, the Board of Directors has established a Strategy Committee to further assist the Board. The charters of these committees can be reviewed on our website at ca.com/governance/committees.htm and are also available free of charge in print to any stockholder who requests them in the same manner as for the Principles or the Code of Conduct described below.

They are also attached to this Proxy Statement as Exhibits B, C, D, and E, respectively. The current members of the committees are as follows:

Compensation
	Audit and		and Human		Corporate
Independent Directors	Compliance		Resource		Governance		Strategy

A. M. D’Amato	X				X
G. J. Fernandes			X				X (Chair	)
R. E. La Blanc	X				X
C. B. Lofgren							X
J. W. Lorsch			X		X (Chair	)
W. E. McCracken(1)			X				X
L. S. Ranieri			X (Chair	)			X
W. P. Schuetze	X (Chair	)
L. S. Unger	X				X
R. Zambonini(1)							X

Employee Directors

J. Swainson	X

(1)	Mr. McCracken and Mr. Zambonini are members of the Special Litigation Committee, described below.
     Further information concerning the principal responsibilities and meetings of these committees appears below.
      The general purpose of the Audit and Compliance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (1) the integrity of the Company’s financial statements and internal controls; (2) the qualifications and independence of the Company’s independent registered public accountants (including the engagement of the independent registered public accountants); (3) the performance of the Company’s internal audit function and independent registered public accountants; and (4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations. During fiscal year 2006, the Committee met nineteen times. The Board has determined that Walter P. Schuetze qualifies as an “Audit Committee Financial Expert” and is independent under applicable SEC and NYSE rules. Further information on the responsibilities of the Committee is set forth in the Audit and Compliance Committee Report below.
      The general purpose of the Compensation and Human Resource Committee is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation level based upon such evaluation (in consultation with other independent directors); and (2) making determinations with respect to the compensation of senior executives other than the CEO, including regarding equity-based and other incentive compensation plans. During fiscal year 2006, the Committee met thirteen times and acted by unanimous written consent on one occasion. Further information concerning the Committee’s responsibilities is set forth in the Compensation and Human Resource Committee Report on Executive Compensation below.
      The general purpose of the Corporate Governance Committee is to make recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors. During fiscal year 2006, the Committee met nine times and acted by unanimous written consent on three occasions. The Committee will consider candidates recommended by stockholders for election as directors; see “Nominating Procedures” and “Advance Notice Procedures for 2007 Annual Meeting” below for more information. Further information concerning the Committee’s responsibilities is set forth in the Corporate Governance Committee Report below.
      The general purpose of the Strategy Committee is to provide input to management in their development of the Company’s corporate strategy and to provide recommendations to the Board with respect to its review and approval of the corporate strategy. During fiscal year 2006, the Committee met three times.
      The general purpose of the Special Litigation Committee, comprised of independent members of the Board of Directors, is to control and determine the Company’s response to certain litigation as set forth more fully under the heading “Litigation Involving Certain Directors and Executive Officers” above in this Proxy Statement.
      During the fiscal year ended March 31, 2006, the Board of Directors held thirteen meetings. The non-management directors meet periodically in executive session without any management present. The independent directors meet at virtually all meetings in executive session without any non-independent director present. Mr. Ranieri, an independent director who is Chairman of the Board, presides at these executive sessions. Each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which he or she served.
Nominating Procedures
      The Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in the Principles attached to this Proxy Statement as Exhibit A, as well as the current needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To recommend a candidate for consideration by the Committee, a stockholder must submit the recommendation in writing, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of Common Stock, including the number of shares owned and the length of time of such ownership; and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director nominee if recommended by the Committee and nominated by the Board.
Such recommendations and the information described above should be sent to the Corporate Secretary of the Company at One CA Plaza, Islandia, New York 11749. In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at the annual stockholder meeting. Such nominations must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. See “Advance Notice Procedures for 2007 Annual Meeting” below for more information.
      Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and/or the proposing stockholder; contact references or other persons to assess the candidate; and/or conduct one or more interviews with the candidate. The Committee may consider such information in light of information regarding any other candidates that the Committee may be evaluating at that time. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

      In addition to stockholder recommendations, the Corporate Governance Committee may receive suggestions as to nominees from directors, Company officers or other sources, which may be either unsolicited or in response to requests from the Committee for such suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.
Communications with Directors
      The Company’s Board of Directors is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit and Compliance Committee of the Board of Directors is interested in receiving communications from employees and other interested parties, which would include stockholders, customers and suppliers, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Chief Compliance Officer at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.
      The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the directors, unless the Chief Compliance Officer determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.
Corporate Governance
      The Company has undertaken several corporate governance initiatives in recent years, including the adoption of the Principles which contain guidelines for director independence and related matters. The Principles can be found, together with other corporate governance information, on the Company’s website at ca.com/governance and are also available free of charge in print to any stockholder as discussed below. For additional information, see also the Corporate Governance Committee report below. Directly and through the Corporate Governance Committee (discussed below), the Board periodically reviews corporate governance developments. In response to these developments and other factors, the Board intends to evaluate the Principles periodically, and revise them and the principal committee charters from time to time, as appropriate. The Corporate Governance Committee and the Board most recently reviewed and amended the Principles in July 2006. During fiscal year 2006, the Board also reviewed and approved amendments to all of the principal committee charters.
      The Company maintains a Business Practices Standard of Excellence: Our Code of Conduct (the “Code of Conduct”), which is applicable to all employees and directors, and is available on its website at ca.com/about/codeofconduct. Any amendment or waiver to the Code of Conduct that applies to our directors or executive officers will be posted on our website or contained in a report filed with the SEC on Form 8-K.
      Each of the Principles and the Code of Conduct is available free of charge in print to any stockholder who requests a copy by writing to Kenneth V. Handal, our Executive Vice President, General Counsel and Corporate Secretary, at the Company’s world headquarters, One CA Plaza, Islandia, New York 11749.

CORPORATE GOVERNANCE COMMITTEE REPORT
      As noted above, the general purpose of the Corporate Governance Committee is to make recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors.
      During this past year, the Committee reviewed the Company’s Corporate Governance Principles. After such review, and upon the recommendation of the Committee, in July 2006 the Board approved amended Corporate Governance Principles (attached to this Proxy Statement as Exhibit A). Additionally, the Committee participated in a joint review of the Company’s Chief Executive Officer with the Compensation and Human Resource Committee of the Board. The Committee thereafter led a follow-up review of the Chief Executive Officer. The Committee also is in the process of leading the self-assessment of the Board.
      The Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise. The Company is continuously considering potential candidates to serve as directors on the Company’s Board of Directors. In fiscal year 2006, the Committee recommended two independent directors for the Company’s Board and as a result, both independent directors were added to the Board in April and November 2005.
      The Committee considers candidates from throughout the CA community and the Committee will consider candidates recommended by stockholders for election as directors; see “Nominating Procedures” above and “Advance Notice Procedures for 2007 Annual Meeting” below for more information.
      In connection with its responsibilities for the operation of the Board as well as the compensation of non-employee directors, the Committee notes that during fiscal year 2006, the Board and its committees met an extraordinary number of times. The Board of Directors met thirteen times, the Audit and Compliance Committee met nineteen times, the Compensation and Human Resource Committee met thirteen times, the Corporate Governance Committee met nine times and the Strategy Committee met three times. In light of the quality and quantity of the work of the Board and its committees, the Committee recommended, and the Board approved, a modification to the compensation arrangements for the non-employee directors of the Company, effective August 24, 2005. The modified arrangement provides that the annual fee to be paid to each non-employee director of the Company under the 2003 Plan (as defined below) is $175,000, compared to $150,000 previously. In addition, the Chairman of the Audit and Compliance Committee of the Company receives $25,000 and the non-employee Chairmen of all other committees of the Board of Directors each receive $10,000.
      In connection with these increases, the Board of Directors amended (the “Plan Amendment”) the Company’s 2003 Compensation Plan for Non-Employee Directors (the “2003 Plan”). The Plan Amendment allows the Board of Directors to authorize the payment of additional fees to any eligible director that chairs any committee of the Board of Directors rather than limiting such additional fees to directors who chair committees composed entirely of eligible directors. The Plan Amendment does not increase the aggregate number of shares of Common Stock that may be issued pursuant to the 2003 Plan nor does it materially modify the eligibility requirements for participation in the 2003 Plan. This description of the Plan Amendment does not purport to be complete and is qualified in its entirety by reference to such Plan Amendment (including any schedules and exhibits thereto), a copy of which was filed as Exhibit 10.4 to a Current Report on Form 8-K filed on August 30, 2005 and is incorporated by reference herein.

      In addition to this Report, important information regarding the corporate governance of the Company can be found under the headings “Corporate Governance”, “Board Committees and Meetings”, “Nominating Procedures”, “Communications with Directors” and “Director Compensation”, above.

SUBMITTED BY THE CORPORATE
GOVERNANCE COMMITTEE
Jay W. Lorsch, Chairman
Alfonse M. D’Amato
Robert E. La Blanc
Laura S. Unger

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
      The following table sets forth the cash and non-cash compensation paid for the fiscal years ended March 31, 2006, 2005 and 2004, to the Chief Executive Officer during the fiscal year and the other Named Executive Officers.
Summary Compensation Table

						Long-Term Compensation

		Annual Compensation
						Awards		Payouts
				Other
				Annual		Restricted	Securities
				Compen-		Stock	Underlying	LTIP	All Other
Name and	Fiscal	Salary	Bonus	sation		Awards	Options/	Payouts	Compensation
Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(5)	SARs(6)	($)(7)	($)(8)

John A. Swainson	2006	1,000,000	337,565	231,354		655,240	170,700	—	1,750
President and Chief	2005	359,853	333,334	77,338	(4)	6,022,000	350,000	—	5,335,000	(9)
Executive Officer	2004	—	—	—		—	—	—	—
Russell M. Artzt	2006	750,000	202,543	12,000		393,140	102,400	—	5,250
Executive Vice President,	2005	750,000	522,375	12,000		1,840,421	135,176	—	15,650
Products	2004	750,000	520,000	12,000		2,167,602	161,400	—	17,250
Michael Christenson	2006	525,000	148,412	4,379		288,094	75,100	—	438
Current Chief Operating	2005	63,263	—	—		371,840	—	—	—
Officer(1)	2004	—	—	—		—	—	—	—
Jeff Clarke	2006	750,000	—	17,136		—	119,500	—	5,250
Former Chief Operating	2005	650,000	796,000	59,577	(4)	694,773	155,157	—	150,000	(9)
Officer	2004	4,513	—	—		—	235,000	—	—
Greg Corgan	2006	550,000	135,021	10,000		262,101	68,300	—	5,250
Former Executive Vice	2005	395,833	861,832	22,020	(4)	455,585	101,742	—	14,369
President, Worldwide Sales	2004	350,000	540,136	—		623,152	46,400	—	—
Gary Quinn	2006	450,000	280,998	12,000		196,023	51,200	82,071	5,250
Executive Vice President,	2005	450,000	1,011,713	12,000		849,413	62,388	—	15,650
Indirect Sales/ Channel	2004	450,000	947,000	12,000		999,192	74,400	—	17,250
Partners

(1)	Mr. Swainson’s employment with the Company commenced on November 22, 2004 and Mr. Clarke’s employment commenced on March 30, 2004. Mr. Clarke’s last day of employment was April 30, 2006. Mr. Christenson succeeded Mr. Clarke as Chief Operating Officer. Although Mr. Christenson was not one of the four most highly compensated executive officers for fiscal year 2006, the Company determined to include him in these tables as a Named Executive Officer as Mr. Clarke’s successor. Mr. Christenson’s employment with the Company commenced on February 11, 2005 and he served as Executive Vice President, Business Development until named Chief Operating Officer. Mr. Corgan’s employment also terminated after the end of fiscal year 2006 and his last day with the Company was June 30, 2006. (See also the summary of his severance arrangements under “Employment Agreements; Severance Arrangements; Change in Control Arrangements — Severance Arrangements” below.) Since the position of Executive Vice President, Worldwide Sales was eliminated, there was no successor appointed to this position.

(2)	As discussed in the Compensation and Human Resource Committee Report on Executive Compensation below, no annual cash bonuses were paid to any Named Executive Officers under the Company’s fiscal year 2006 Annual Bonus program. Except for a discretionary bonus of $180,000 paid to Mr. Quinn for fiscal year 2006, the amounts in the “Bonus” column represent the value of the portion of the restricted stock award granted with respect to fiscal year 2006 that was immediately vested at the time of grant on June 7, 2006 (based on the closing price of the stock on the date of grant). Additional details about this grant are provided in footnote (5) to this table.

(3)	Consists of non-reimbursed car allowance for Messrs. Artzt and Quinn. In lieu of car allowances and in order to help maintain the confidentiality of business matters when outside of the office, Messrs. Swainson, Christenson and Clarke had use of a Company car and driver in fiscal year 2006. Amounts attributable for personal use of such car and driver have been reflected in this column and are de minimis in amount. In addition, several executives, including Messrs. Swainson, Clarke and Corgan, utilized the corporate aircraft and helicopter for personal use in fiscal year 2006, in accordance with the Company’s Aircraft Use Policy (the “Aircraft Policy”).

The Aircraft Policy requires Mr. Swainson to use the corporate aircraft and helicopter for personal use for security reasons and other executives may use them for personal purposes only with the express permission of the Chief Compliance Officer. The Company determined the value of such use for Messrs. Swainson, Clarke and Corgan, based on the incremental cost to the Company, plus additional charges comparable to first-class airfare (or in the case of helicopter use, charter fares) for family members, as applicable, to be $151,820, $14,880 and $10,000, respectively. This valuation of aircraft use is different from the standard industry fare level (SIFL) valuation used to impute income for these executives for tax purposes. To the extent relocation and housing expenses were treated as perquisites by the Company and imputed as income to the Named Executive Officers in fiscal year 2006, such expenses have been included in this table. With regard to Mr. Swainson, the Company treated as perquisites $52,367 for housing in fiscal year 2006, which amount was “grossed up” for tax purposes in an amount equal to approximately $23,634. Messrs. Swainson and Clarke also received annual health examinations in fiscal year 2006 for which the Company paid $2,375 and $1,975, respectively.

(4)	Consists of use of corporate aircraft and helicopter for personal use for Messrs. Swainson and Corgan. The Company determined the value of such use for Messrs. Swainson and Corgan, based on the incremental cost to the Company, plus additional charges comparable to first-class airfare (or in the case of helicopter use, charter fares) for family members, as applicable, to be $39,204 and $22,020, respectively. To the extent relocation and housing expenses were treated as perquisites by the Company and imputed as income to the Named Executive Officers, such expenses have been included in this table. With regard to Messrs. Swainson and Clarke, the Company treated as perquisites $10,655 and $33,660, respectively, for housing and relocation, which amounts were “grossed up” for tax purposes in amounts equal to $4,920 and $25,894, respectively. The Company also paid $22,379 for legal fees associated with the negotiation of Mr. Swainson’s employment agreement. In lieu of car allowances and in order to help maintain the confidentiality of business matters when outside of the office, Messrs. Swainson and Clarke had use of a Company car and driver in fiscal year 2005. Amounts attributable for personal use of such car and driver have been reflected in this column and are de minimis in amount.

(5)	For fiscal year 2006, the amounts represent the value of 66% of the restricted stock award granted on June 7, 2006 with respect to fiscal year 2006 on the date of grant. The first 34% of the grant (reflected in the Bonus column and described in footnote (2) to this table), was immediately vested upon grant. The Named Executive Officers were awarded the following number of restricted shares relating to performance in fiscal year 2006 (including the shares reflected in the Bonus column which became immediately vested at grant on June 7, 2006): Mr. Swainson — 45,375, Mr. Artzt — 27,225, Mr. Christenson — 19,950, Mr. Clarke — 0, Mr. Corgan — 18,150 and Mr. Quinn — 13,575. These restricted share awards vest as follows: 34% on the date of grant, 33% on the first anniversary of the date of grant and 33% on the second anniversary. Restricted shares carry the same dividend and voting rights as unrestricted shares of Common Stock.

As of March 31, 2006 and based on the closing stock price on that date, the approximate number and value of the aggregate restricted stock and restricted stock units holdings by the Named Executive Officers were as follows: Mr. Swainson — 212,041 and $5,769,636 (includes 45,375 restricted shares awarded in June 2006 relating to performance in fiscal year 2006 and 100,000 restricted stock units), Mr. Artzt — 121,713 and $3,311,811 (includes 27,225 restricted shares awarded in June 2006 relating to performance in fiscal year 2006), Mr. Christenson — 29,283 and $796,790 (includes 19,950 restricted shares awarded in June 2006 relating to performance in fiscal year 2006), Mr. Clarke — 17,010 and $462,842, Mr. Corgan — 37,037 and $1,007,777 (includes 18,150 restricted shares awarded in June 2006 relating to performance in the fiscal year 2006) and Mr. Quinn — 57,169 and $1,555,569 (includes 13,575 restricted shares awarded in June 2006 relating to performance in fiscal year 2006). The disclosure of the grants made in June 2006 relating to performance in fiscal year 2006 includes the portion of such grants that became immediately exercisable upon grant, as described in footnote (2) of this table. Mr. Swainson’s restricted stock units, granted at the time of his hire, carry dividend equivalent rights that entitle him to the same amount that he would have received if he were a holder of an equal number of the underlying Company shares at the time a dividend is declared. Restricted stock and restricted stock units that are unvested at the time of termination of employment are forfeited.

(6)	The grants in fiscal year 2006 do not include options granted in April 2005 that relate to performance in fiscal year 2005.

(7)	Represents the value of shares of Common Stock issued to Mr. Quinn, based on the closing price on the day of issuance, under the Company’s 1998 Incentive Award Plan. Under this plan, phantom shares of Common Stock were granted to certain employees that were subject to time-based vesting and performance-based criteria. Mr. Quinn became fully vested in his phantom shares on August 25, 2004 and, under the terms of the plan, became entitled to receive payment in shares of Common Stock in four annual installments beginning on

August 25, 2005. Mr. Quinn’s first installment, representing 10% of his award (3,117 shares), was issued to him on August 25, 2005, the value of which is reflected in this column.

(8)	Amounts represent contributions and allocations made by the Company under its 401(k), excess benefit and restoration plans (qualified and non-qualified defined contribution plans).

(9)	Includes signing bonuses paid under Mr. Swainson’s and Mr. Clarke’s employment agreements of $2,500,000 and $150,000, respectively. In addition, in respect of certain benefits Mr. Swainson would have received had he remained employed with IBM, the Company credited to a deferred compensation account and deposited $2,835,000 into a “rabbi trust” (as described below in the “Chief Executive Officer Compensation” section of the Compensation and Human Resource Committee Report on Executive Compensation).

Option Grants in Last Fiscal Year
      The following table provides information on option grants to the Named Executive Officers relating to the fiscal year ended March 31, 2006.

	Number of
	Securities	Percent of Total
	Underlying	Options Granted to			Grant Date
	Options	Employees in Fiscal	Exercise Price	Expiration	Present Value
Name	Granted(1)	Year(2)	($/share)	Date	($)(3)

John A. Swainson	170,700	9.53%	28.98	5/20/15	2,664,559
Russell M. Artzt	102,400	5.72%	28.98	5/20/15	1,598,423
Michael Christenson	75,100	4.20%	28.98	5/20/15	1,172,281
Jeff Clarke	119,500	6.67%	28.98	5/20/15	1,865,347
Greg Corgan	68,300	3.81%	28.98	5/20/15	1,066,136
Gary Quinn	51,200	2.86%	28.98	5/20/15	799,212

(1)	Options generally vest in equal installments over a three-year period beginning one year after the date of grant and have a ten-year term.

(2)	Based on a total of 1,790,321 options issued with respect to fiscal year 2006 (and does not include approximately 891,000 options granted in April 2005 that relate to performance in fiscal year 2005). Does not include options granted to employees under plans assumed by the Company in connection with acquisitions completed in fiscal year 2006. The total number of options granted to employees including under assumed plans would be 1,870,485 and the percentages would be as follows: Mr. Swainson 9.13%; Mr. Artzt 5.47%; Mr. Christenson 4.01%; Mr. Clarke 6.39%; Mr. Corgan 3.65%; and Mr. Quinn 2.74%.

(3)	The Black-Scholes option pricing model was selected to estimate the Grant Date Present Value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy in valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value: expected life of six years, volatility of 0.56, dividend yield of 0.55% and a risk-free interest rate of 3.9%.

Aggregate Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values
      The following table provides information on option exercises by the Named Executive Officers during the fiscal year ended March 31, 2006 and the value of the in-the-money options held by each of them at the end of the fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
		Value	Options at March 31, 2006		March 31, 2006 ($)(2)
	Shares	Realized
Name	Acquired	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John A. Swainson	0	0	119,000	401,700	0	0
Russell M. Artzt	555,062	5,356,065	863,139	290,837	4,720,525	9,321
Michael Christenson	0	0	0	75,100	0	0
Jeff Clarke(3)	0	0	209,169	300,488	55,108	27,143
Greg Corgan(3)	0	0	115,003	151,439	674,441	2,679
Gary Quinn	79,199	830,585	779,245	138,139	755,020	4,296

(1)	Value realized was calculated based on the market value of the shares purchased at the exercise date less the aggregate option exercise price.

(2)	Valuation based on the closing price of $27.21 on March 31, 2006 (the last trading day of the fiscal year), less the respective exercise prices of the options.

(3)	Generally and subject to applicable law, options that are not exercised within 30 days of the date of termination of employment are forfeited.
Equity Compensation Plan Information
      The following table summarizes share and exercise price information about the Company’s equity compensation plans as of March 31, 2006. All of the Company’s equity compensation plans have been approved by the Company’s stockholders.

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under
	Issuable upon		Weighted Average Exercise	Equity Compensation
	Exercise of		Price of Outstanding	Plans (Excluding
	Outstanding Options,		Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights		Rights ($)(2)	the First Column)

Equity compensation plans approved by security holders	28,231,289	(1)	29.90	56,652,365	(3)
Equity compensation plans not approved by security holders	4,797,704	(4)	23.77	—
Total	33,028,993		28.95	56,652,365	(3)

(1)	Includes all stock options outstanding under the Company’s 2001 Stock Option Plan and the 2002 Incentive Plan, all restricted stock units awarded under the 2002 Incentive Plan, all deferred stock units outstanding under compensation plans for non-employee directors and stock units awarded to employees under the 1998 Incentive Award Plan.

(2)	The calculation of the weighted average exercise price does not include the outstanding deferred stock units, restricted stock units and stock units reflected in the first column.

(3)	Consists of 24,007,572 shares available for issuance under the Company’s Year 2000 Employee Stock Purchase Plan, 31,976,845 shares available for issuance under the 2002 Incentive Plan and 667,948 shares available under the 2003 Compensation Plan for Non-Employee Directors.

(4)	Consists solely of options and rights assumed by the Company in connection with acquisitions. The stockholders of the Company did not approve these plans. No additional options or rights will be granted under these assumed equity rights plans.

Long-Term Incentive Plan — Awards in Last Fiscal Year
      The following table provides information on awards under the Company’s Long-Term Incentive Plan to the Named Executive Officers relating to the fiscal year ended March 31, 2006.

		Performance
	Number of	or Other	Estimated Future Payouts
	Shares, Units	Period Until	under Non-Stock Price-Based Plans
	or Other	Maturation
Name	Rights(1)	or Payout	Threshold (#)	Target (#)	Maximum (#)

John A. Swainson	64,200	3/31/08	0	64,200	128,400
Russell M. Artzt	38,500	3/31/08	0	38,500	77,000
Michael Christenson	28,300	3/31/08	0	28,300	56,600
Jeff Clarke	45,000	3/31/08	0	45,000	90,000
Greg Corgan	25,700	3/31/08	0	25,700	51,400
Gary Quinn	19,300	3/31/08	0	19,300	38,600

(1)	As part of the Long-Term Incentive Bonus program for fiscal year 2006, participants are eligible to receive unrestricted shares of Common Stock after the completion of a three-year performance period beginning on April 1, 2005 and ending on March 31, 2008. The targets for this three-year cycle are based on (i) average three-year adjusted net income growth and (ii) average three-year return on invested capital, each responsible for determining one-half of the payout under the award. The actual award can range from 0 to 200% of the target amount. The right to receive shares is forfeited upon a termination of employment that occurs prior to March 31, 2008, unless it is a termination without cause (as defined under the program), in which case the executive may be eligible for a pro-rated grant at the end of the performance period based on the portion of the period during which the executive was employed. In all cases, the Compensation and Human Resource Committee of the Board of Directors has discretion to reduce the amount of any award for any reason.
Employment Agreements; Severance Arrangements; Change in Control Arrangements
      John A. Swainson (President and Chief Executive Officer)
      John A. Swainson was named President and Chief Executive Officer-elect of the Company in November 2004, and was subsequently named Chief Executive Officer in February 2005. Under his employment agreement, Mr. Swainson received (i) an initial stock option grant for 350,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant and a ten-year term, vesting approximately one-third per year beginning one year after the date of grant; (ii) an initial restricted stock grant of 100,000 shares of Common Stock vesting approximately one-third per year beginning one year after the date of grant; (iii) a cash signing bonus of $2,500,000; and (iv) restricted stock units with respect to 100,000 shares of Common Stock, which include dividend equivalents rights on underlying shares based on dividends paid to stockholders and which will be delivered six months after Mr. Swainson’s employment terminates for any reason. In respect of certain benefits he would have received had he remained employed with IBM, the Company credited to a deferred compensation account and deposited $2,835,000 into a “rabbi trust” (as described below in the “Chief Executive Officer Compensation” section of the Compensation and Human Resource Committee Report on Executive Compensation). Under his employment agreement, Mr. Swainson was awarded an initial annual base salary of $1,000,000 (payable in cash) and is eligible to receive a target annual cash bonus equal to at least 100% of his annual base salary. Details relating to his fiscal year 2006 Annual and Long-Term Incentive bonuses are set forth below in the Compensation and Human Resource Committee Report on Executive Compensation. He also participates in other employee benefit programs available to executives of the Company. Mr. Swainson is also entitled to reimbursement for any expenses incurred with his relocation and the Company agreed to provide him with temporary corporate housing until no later than November 22, 2006.
      Mr. Swainson’s employment agreement has an initial term of five years and is scheduled to expire on November 22, 2009, unless terminated earlier or extended in accordance with its terms. If Mr. Swainson’s employment is terminated by the Company without “cause” or by Mr. Swainson for “good reason” (as those terms are defined in his agreement) prior to the expiration of the term, he will (i) receive a severance payment equal to two years’ salary and bonus, (ii) receive a lump-sum payment equal to 18 months’ COBRA continuation coverage and (iii) have accelerated vesting of his outstanding equity awards that would have vested, absent the end of employment, during the 24-month period following termination. If the Company chooses not to extend Mr. Swainson’s agreement at the end of its term, Mr. Swainson will (i) receive a severance payment equal to one year’s salary, (ii) receive a lump-sum payment equal to 12 months’ COBRA continuation coverage and (iii) have accelerated vesting of his outstanding equity awards that would have vested, absent termination of employment, during the 12-month period following termination. Mr. Swainson is subject to standard non-compete and non-solicitation covenants during, and for the twelve-month period following, his employment with the Company. Mr. Swainson has been added as a “Schedule A” participant in the Company’s Change in Control Severance Policy; as such, he would be entitled to a severance payment equal to 2.99 times his salary and bonus, and to certain other benefits, in the event of a termination without “cause” or for “good reason” (as those terms are defined in such Policy) following a change in control of the Company.
      The Company will also indemnify and hold Mr. Swainson harmless for acts and omissions in connection with Mr. Swainson’s employment to the maximum extent permitted under applicable law.
      Jeff Clarke (Former Executive Vice President and Chief Operating Officer)
      Jeff Clarke was named Chief Operating Officer of the Company on April 23, 2004. Mr. Clarke’s original agreement was effective from April 23, 2004 until March 31, 2006. A new agreement was executed and became effective as of April 1, 2006. On April 17, 2006, Mr. Clarke resigned and his last day of employment with the Company was April 30, 2006.
      Mr. Clarke’s annual base salary for fiscal year 2006 was $750,000. In connection with his hire, Mr. Clarke also received a signing bonus of $150,000. Pursuant to Mr. Clarke’s new employment agreement, he would have also been entitled to a bonus of up to $750,000 if he had remained employed through March 31, 2008 or to a portion of this bonus if his employment had been terminated other than for cause after March 31, 2007 (but before March 31, 2008). His new employment agreement also provided for payment of $4,500,000 upon a termination other than for cause, a resignation for good reason, death or disability. Mr. Clarke did not receive any portion of the $750,000 bonus or any severance in connection with his resignation from the Company. He only received a payout for his accrued and unused vacation of approximately $31,731 in accordance with the Company’s policy.
      The Company will continue to indemnify and hold Mr. Clarke harmless for acts and omissions in connection with his employment to the maximum extent permitted under applicable law.
      Michael Christenson (Executive Vice President and Current Chief Operating Officer)
      On June 27, 2006, the Company entered into an amended and restated employment agreement with Mr. Christenson, which amended and restated his original employment agreement which was effective as of February 14, 2005. Under the amended agreement, in addition to being an Executive Vice President, Mr. Christenson was designated as the Chief Operating Officer of the Company, succeeding Mr. Clarke. The term of the amended agreement covers Mr. Christenson’s employment through February 13, 2007, unless terminated earlier in accordance with the agreement.
      Pursuant to the agreement currently in place, Mr. Christenson’s annual base salary is $650,000. With respect to the fiscal year ending March 31, 2007, Mr. Christenson is also eligible to receive a target annual cash bonus of $650,000, subject to the terms and conditions of the Company’s Annual Performance Bonus program. Mr. Christenson is also eligible to receive a target long-term bonus of $2,500,000 for the performance period commencing on April 1, 2006 subject to the terms of the Long-Term Performance Bonus program.
      If Mr. Christenson resigns for “good reason”, is terminated by the Company other than for “cause”, other than on account of death or “disability” (all as defined in the amended agreement), subject to

Mr. Christenson’s execution and delivery of a release and waiver, the Company will pay him 12 months of base salary and a pro-rated portion of his target amount under the Annual Performance Bonus program.
      Severance Arrangements
      Mr. Corgan’s last day of employment was June 30, 2006 and, in exchange for executing a general release of claims against the Company, he received severance equal to one times his annual salary, payment for his accrued and unused vacation (of approximately $35,962) and a COBRA assistance payment of $12,000 (intended to assist with the payment of premiums for continued health coverage), consistent with the Company’s standard policy.
      Change in Control Severance Policy
      The Company currently maintains a Change in Control Severance Policy (the “Policy”), which was approved by the Board of Directors on October 18, 2004 and covers such senior executives of the Company as the Board of Directors may designate from time to time. Currently, ten executives of the Company are covered by the Policy.
      The Policy provides for certain payments and benefits in the event that, following a change in control or potential change in control of the Company, a covered executive’s employment is terminated either without cause by the Company or for good reason by the executive. The amount of the severance payment would range from 1.00 to 2.99 times an executive’s annual base salary and bonus as determined from time to time by the Board of Directors, as specified in Schedules A, B and C to the Policy. John A. Swainson and Michael Christenson are Schedule A participants in the Policy and, thus, would be entitled to severance payments equal to 2.99 times their respective annual base salaries and bonuses. Gary Quinn, as a Schedule B participant, would be entitled to a severance payment equal to 2.00 times his annual base salary and bonus and Russell Artzt would be entitled to a severance payment equal to 1.00 times his annual base salary and bonus. The Policy also provides the following additional benefits: (a) pro-rated target bonus payments for the year of termination, (b) a payment equal to the cost of 18 months’ continued health coverage, (c) one year of outplacement services, (d) if applicable, certain relocation expenses and (e) payments to make the executive whole with respect to excise taxes under certain conditions. Under the Policy, a “change in control” would include, among other things, (a) the acquisition of 35% or more of the Company’s voting power, (b) a change in a majority of the incumbent members of the Company’s Board of Directors, (c) the sale of all or substantially all the Company’s assets, (d) the consummation of certain mergers or other business combinations, and (e) stockholder approval of a plan of liquidation or dissolution.
      Deferred Compensation Plan for John A. Swainson
      On April 29, 2005, the Company entered into a deferred compensation plan and related trust agreement for the benefit of John A. Swainson. The plan and trust fulfill the Company’s obligation under Mr. Swainson’s employment agreement entered into on November 22, 2004, to provide him with the present value of $2.8 million in respect of certain benefits he would have received had he remained employed with IBM plus interest on such amount since the execution of Mr. Swainson’s employment agreement. Mr. Swainson had an initial deferred compensation account balance of $2,835,000 and is entitled to notionally allocate his account balance among various investment options (generally those options available to the Company’s U.S. employees under their qualified 401(k) plan) for the purpose of determining the value of his account. The plan provides for Mr. Swainson to receive in cash the lump sum value of his deferred compensation balance upon the earliest of his death, six months after his “separation from service” or a “change in control” (as each term is defined in the plan document). The trust is in the form of a “rabbi trust” whose assets are subject to the claims of the Company’s creditors.
      Executive Deferred Compensation Plan
      The Company offers to senior executives, including the Named Executive Officers, the opportunity to defer a portion of their cash bonus compensation payable under the Company’s Annual Bonus program with respect to a given fiscal year. Among other things, this plan promotes the interest of the Company and its stockholders by encouraging certain key employees to remain in the employ of the Company by providing them with a means by which they may request to defer receipt of a portion of their compensation. Compensation that is deferred is credited to a participant’s account, which is indexed to one or more investment options chosen by the participant. The amount credited is adjusted for, among other things, hypothetical investment earnings, expenses and gains or losses to the investment options. The investment options generally track those options available to the Company’s U.S. employees under their qualified 401(k) plan.
      In accordance with the terms of the executive deferred compensation plan, a participant receives a lump sum distribution of the value of his or her deferral account after the earliest of death, disability, six months after “separation from service”, a termination in connection with a “change in control” (as each term is defined in the plan document) or a date specified by the participant (generally 5, 10 or 15 years following the end of the performance period relating to the bonus that is being deferred). As explained in the Compensation and Human Resource Committee Report on Executive Compensation, executives did not receive any payments under the Company’s Annual Bonus program for fiscal year 2006 and, therefore, no amounts were deferred under this plan with respect to fiscal year 2006. Discretionary bonuses are currently not eligible for deferral under this deferred compensation plan.
Other
      In connection with the government investigation, the Board of Directors is continuing to review the matter of compensation paid or due to individuals subject to the investigation, and possibly to other persons. Following the completion of this review, subject to the delegation of authority to the Special Litigation Committee as discussed above under “Litigation Involving Certain Directors and Executive Officers”, the Board will take such action as it deems in the best interests of the Company and its stockholders.

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      The Compensation and Human Resource Committee (the “Committee”) is made up entirely of independent directors. Our responsibilities include overseeing the Company’s compensation plans and policies, establishing the performance measures under the Company’s annual and long-term incentive programs that cover executive officers, approving their compensation and authorizing awards under the Company’s equity-based plans, in consultation with the Chief Executive Officer, when appropriate. Our chairman reports on Committee actions and recommendations at Board meetings. Our charter, attached hereto as Exhibit C, reflects these responsibilities and reporting relationships, and the Board and Committee periodically review and revise the charter. We are also charged with oversight of management development and succession issues on behalf of the Board.
      In addition to working with the Company’s internal human resource, financial and legal personnel, we have retained the services of an outside consultant to assist in our review of management compensation levels and programs.
Philosophy/ Objectives
      Our objective is to attract, retain and motivate executives to enhance profitability and maximize stockholder value in the evolving software marketplace. Our fundamental philosophy is to link closely our executives’ compensation with the achievement of annual and long-term performance goals. We intend to award compensation that is consistent with competitor levels and tied to Company, business unit and individual performance. Performance measures are designed to motivate our management to achieve strategic business objectives that we believe will enhance long-term stockholder value. We seek to recognize executives’ efforts and performance during each fiscal year and over multi-year cycles, and we include a significant equity component in total compensation because we believe that equity-based compensation serves to align the interests of employees with those of stockholders.
      Consistent with this philosophy and these objectives, we took several important initiatives in respect of fiscal year 2006:
      1. We implemented a new long-term incentive program under which awards would be made in a combination of (a) stock option grants made during the early part of the fiscal year, vesting over three years, (b) restricted stock to be granted based on the achievement of preset performance goals and vesting one-third at grant and one-third on each of the next two anniversaries of the grant date and (c) performance shares tied to a three-year performance cycle ending with fiscal year 2008 paid in unrestricted shares of Common Stock at the end of the performance cycle. This program was designed with the assistance of our outside consultant. For fiscal year 2006, the aggregate compensation paid as base salary, bonus and long-term incentives was generally targeted to be between the 50th and 75th percentile of competitive practice within the computer software and services industry if predetermined performance objectives were attained at the target level.
      2. We implemented stock ownership guidelines under which our CEO is expected to accumulate and retain shares of Common Stock valued at four times his base salary and other executives would retain stock valued from three to one times their annual salary, depending on rank and responsibilities. They will have a period of three years to satisfy this requirement.
      3. We implemented processes to take account of an executive’s contribution to the establishment and maintenance of high ethical and compliance standards in awarding the executive’s annual bonus.

Determination of Fiscal Year 2006 Compensation
      Base Salaries. Base salaries for executive officers are designed to attract and retain talented, high-performing individuals. Such salaries are determined by evaluating the following:

(i)	responsibilities of the position;

(ii)	the experience of the individual;

(iii)	periodic reference to the competitive marketplace, including comparisons of base salaries for selected comparable positions in our peer group and general industry; and

(iv)	the financial performance and certain non-financial performance measures of the Company, and the performance of the executive officer.
      Base salary adjustments were determined with the assistance of our outside consultant after input from our CEO and our decisions are reflected in the Summary Compensation Table.
      Annual Incentives. We developed, with input from management and our outside consultant, performance measures for fiscal year 2006 that were based 90% on financial measures and 10% on customer satisfaction as measured by independent studies. The financial measures consisted of the Company’s achievement of specified targets relating to:

(i)	billings growth;

(ii)	adjusted cash flow from operations; and

(iii)	adjusted net income growth.
      Under the program, payouts could range from 0% to 200% of the target, based on the degree to which the various performance measures were achieved. Targets generally were established as a percentage of base salary. We retained discretion to reduce the amount of any payout. The established performance measures for certain executive officers were based solely on adjusted net income growth and customer satisfaction and calculated to a zero dollar payout for these executives. Certain other executive officers had bonuses that were based on other financial metrics, with a smaller portion of their bonus attributable to adjusted net income growth. Formulaically, the payout to these executive officers would have been positive under those metrics. However, the Committee determined that because of the Company’s overall financial performance in fiscal year 2006, it would use its discretion not to pay any awards under the program for fiscal year 2006 to any of the participants in the program (including the Company’s Named Executive Officers), even to those executives who would have been eligible to receive some payout under their pre-established formulas.
      Given certain of these executive officers’ positions in the organization, the Committee believed it was important to pay some discretionary cash payments for retention purposes. Accordingly, this resulted in one of the Company’s Named Executive Officers, Gary Quinn, receiving a discretionary bonus of $180,000, an amount significantly lower than the amount that would have resulted when applying the formula applicable to Mr. Quinn under the program. In addition, six other executive officers (including one who was a participant in a different incentive program) received discretionary cash bonus payments totaling $643,625, five of whom otherwise would not have been eligible for a bonus based on the financial metrics applicable to them. Overall, this resulted in payouts that were substantially less than what would have been paid under the existing program. No cash bonus payments were awarded to eight executive officers, including the Chief Executive Officer.
      In accordance with the Company’s Deferred Prosecution Agreement, executive compensation has been tied to the achievement of ethical standards. A failure to complete annual Company-wide ethics training results in a mandatory 10% reduction of an executive’s target annual bonus amount. No executive bonus was reduced for failure to complete training; however, since the Committee determined not to pay any bonuses under the fiscal year 2006 program, any mandatory reduction would have been irrelevant with regard to the payout of this bonus. In addition, with regard to the annual incentive bonus and the long-term incentives (described below), the Committee reserved discretion to reduce or eliminate an executive’s bonus for any reason. In exercising this discretion, the Committee expressly stated that it would consider and, in fact did consider, among other factors, each executive’s contribution to the establishment and maintenance of high ethical and compliance standards throughout his or her organization and, in general, throughout the Company. In this regard, the Committee also received a report of a designated management committee, chaired by the Company’s Chief Compliance Officer.
      Long-Term Incentives.
      As discussed above, under the new LTIP program implemented in fiscal year 2006, each executive’s LTIP award is comprised:
      (i) 33% of stock options;
      (ii) 33% of restricted stock (the number to be awarded is based on the achievement of one-year performance targets); and
      (iii) 34% of performance shares with a three-year performance cycle.
      Stock Options. The stock option component of the Long-Term Incentive Award that is granted annually at the beginning of each fiscal year generally vests in equal annual installments over a three-year period from the date of grant. The stock options awarded in respect of the performance cycle beginning in fiscal year 2006 were granted in May of 2005 and are reflected in the Stock Option Grant Table.
      Restricted Stock. Under the new LTIP program, the award of restricted stock was dependent on the achievement of specified performance targets set at the beginning of fiscal year 2006. The targets were based on (i) billings growth and (ii) revenue growth, each responsible for determining one-half of the award. Payouts could range from 0% to 200% of the target, based on the degree to which the various performance measures were achieved. Targets were established as a percentage of base salary at the beginning of the year and the closing share price on the day before the new LTIP program and targets were approved by the Committee. Approximately one-third of the shares to be awarded would vest immediately and the other two-thirds on the next two anniversaries of the date of grant. The number of shares of stock awarded to our Named Executive Officers for fiscal year 2006 is reflected in two columns of the Summary Compensation Table: the value of the one-third that is fully vested at grant is reflected in the “Bonus” column and the other two-thirds are reflected in the “Restricted Stock” column. We note that, as explained above under our discussion of Annual Incentives, for a number of our executive officers, this is the only amount received as annual bonus. Although a target payout at 106% would have been consistent based on the pre-set performance targets, upon the recommendation of the Chief Executive Officer and management, we set the actual award payment at 75% of target. We took this action to more properly reflect the degree to which targets were obtained by reason of organic growth as opposed to growth by acquisitions.
      Performance Shares. The award of performance shares is described in the “Long-Term Incentive Plan — Awards in Last Fiscal Year” table. The targets for this first three-year cycle are based on (i) average three-year adjusted net income growth and (ii) average three-year return on invested capital, each responsible for determining one-half of the payout under the award. There was no payout under this program as we are in just the first year of its three-year cycle.
      We have discretion to reduce the amount of any award if we determine that such action is appropriate.

Chief Executive Officer Compensation
      John A. Swainson was named President and Chief Executive Officer-Elect on November 22, 2004 and he was appointed Chief Executive Officer in February 2005. Mr. Swainson’s compensation for fiscal year 2006 was as follows:
      Base Salary: Mr. Swainson’s annual base salary was $1,000,000.
      Annual Incentives and Certain Long-Term Incentives: Mr. Swainson received no cash bonus for fiscal year 2006. The annual bonus of $337,565 reflected in the Summary Compensation Table was comprised solely of the award of restricted shares under the new LTIP program described above, one-third of which was fully vested at grant. The award was based upon a payment at 75% of his targeted performance for the 2006 fiscal year.
      Other Long-Term Incentives: Under the new LTIP program, Mr. Swainson was granted 170,700 options and is eligible to receive unrestricted shares in an amount not to exceed 200% of the target amount of 64,200 performance shares, as set forth in the “Long-Term Incentive Plan — Awards in Last Fiscal Year” table.
      Other Compensation: Pursuant to his employment agreement, as amended, Mr. Swainson is entitled to reimbursement for any expenses incurred with his relocation and the Company agreed to provide him with temporary corporate housing until no later than November 22, 2006.
      Deferred Compensation Plan: As previously disclosed, on April 29, 2005, the Company entered into a deferred compensation plan and related trust agreement for the benefit of Mr. Swainson. The plan and trust fulfill the Company’s obligation under Mr. Swainson’s employment agreement to provide him with the present value of $2.8 million in respect of certain benefits he would have received had he remained employed with IBM plus interest. Mr. Swainson has an initial deferred compensation account balance of $2,835,000 and is entitled to notionally allocate his account balance among various investment options (generally similar to the investment options available under the Company’s 401(k) Plan) for the purpose of determining the value of his account that is subsequently paid to him. The plan provides for Mr. Swainson to receive in a cash lump sum the value of his deferred compensation balance upon the earliest of (i) his death, (ii) six months after his separation from service (as defined in the plan) or (iii) a Change in Control (as defined in the plan). The trust is in the form of a “rabbi trust” whose assets are subject to the claims of the Company’s creditors.
     Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based”. For purposes of Section 162(m), compensation derived from the exercise of stock options generally qualifies as “performance-based”. In addition, the Company generally intends that incentive compensation for fiscal year 2006 paid in cash or in the form of restricted stock or restricted stock units or performance shares, qualify as performance-based. However, we are not precluded from approving annual, long-term or other compensation arrangements that do not qualify for tax deductibility under Section 162(m).

SUBMITTED BY THE COMPENSATION
AND HUMAN RESOURCE COMMITTEE

Lewis S. Ranieri, Chair
Gary J. Fernandes
Jay W. Lorsch
William E. McCracken

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      KPMG LLP was the independent registered public accountants (independent auditor) for the Company for the 2006, 2005, 2004, 2003, 2002, 2001 and 2000 fiscal years and has been appointed by the Audit and Compliance Committee to serve in that capacity for the 2007 fiscal year subject to ratification by the Company’s stockholders. The Company’s agreement with KPMG LLP contains procedures for the resolution of disputes between the Company and KPMG. These procedures provide for the submission of a dispute to mediation if requested by the Company or if the Company agrees to KPMG’s request for mediation. If the Company does not agree to KPMG’s request for mediation, if a dispute is not resolved by mediation within 90 days of the commencement of the mediation (or by the end of a longer period if agreed to by the parties) or if one of the parties declares that mediation is inappropriate to resolve the dispute, the agreement provides that arbitration shall be used to resolve the dispute. In such an arbitration, the agreement provides that the panel of arbitrators shall have no power to award non-monetary or equitable relief. Additionally, the agreement provides that damages that are punitive in nature, or that are not measured by the prevailing party’s actual damages, shall not be available in arbitration or any other forum. Finally, the agreement provides that all aspects of such an arbitration shall be treated as confidential.
      Although the Company’s By-laws do not require the submission of the selection of its independent registered public accountants to the stockholders for approval or ratification, the Audit and Compliance Committee considers it desirable to obtain the views of the stockholders on that appointment. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the Audit and Compliance Committee may reconsider its selection of the firm as the Company’s independent registered public accountants for the year ending March 31, 2007.
      A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.
Audit and Other Fees Paid to KPMG LLP
      The fees billed by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2006 and March 31, 2005 are reflected in the following table:

Fee Category	Fiscal Year 2006 Fees	Fiscal Year 2005 Fees

Audit Fees(1)	$21,769,000	$10,990,000
Audit-Related Fees	390,000	230,000
Tax Fees	—	33,000
All Other Fees	9,000	4,000

Total Fees	$22,168,000	$11,257,000

(1)	Includes $13,456,000 in fiscal year 2006 and $5,888,000 in fiscal year 2005 for fees associated with the audit work performed on the Company’s internal control over financial reporting.
     Audit Fees
      Audit fees relate to audit work performed in connection with the audit of the Company’s financial statements for fiscal year 2006 and fiscal year 2005 included in the Company’s annual reports on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting for fiscal year 2006 and fiscal year 2005, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal year 2006 and fiscal year 2005, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters to underwriters and lenders, statutory audits of foreign subsidiaries, consent letters, discussions surrounding the proper application of financial accounting and/or reporting standards, services related to the ongoing investigation by the United States Attorney’s Office for the Eastern District of New York and the staff of the Northeast Regional Office of the SEC concerning the Company’s accounting practices and the audit of the Company’s restated financial statements announced in calendar years 2005 and 2004.
     Audit-Related Fees
      Audit-related fees are for assurance and related services that are traditionally performed by the independent auditor, including employee benefit plan audits and special procedures required to meet certain regulatory requirements.
      The audit-related fees for fiscal year 2006 primarily reflect services in connection with benefit plan audits of $236,000 and SEC filings of $105,000. In fiscal year 2005, the $230,000 of audit-related fees primarily reflected services in connection with the issuance of a comfort letter related to the offering circular for the $500,000,000 4.75% Senior Notes due 2009 and the $500,000,000 5.625% Senior Notes due 2014.
     Tax Fees
      Tax fees reflect tax compliance and reporting services primarily associated with companies acquired during fiscal year 2005 where KPMG LLP was the auditor of the acquired entities.
     All Other Fees
      All other fees represent fees for miscellaneous services other than those described above.
      The Audit and Compliance Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

Audit and Compliance Committee Pre-Approval Policies and Procedures; Audit and Compliance Committee Charter
      The Audit and Compliance Committee has adopted policies and procedures requiring Audit and Compliance Committee pre-approval of the performance of all audit, audit-related and non-audit services (including tax services) by our independent registered public accountants. The Audit and Compliance Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations. The Committee has also delegated to its Chairman the authority to pre-approve the performance of audit, audit-related and non-audit services by our independent registered public accountants if such approval is necessary or desirable in between meetings, provided that the Chairman must advise the Committee no later than its next scheduled meeting.
      The Board of Directors and the Committee have adopted a written charter for the Committee, a copy of which is attached hereto as Exhibit B.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

AUDIT AND COMPLIANCE COMMITTEE REPORT
General
      As noted above, the Audit and Compliance Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s independent auditor (including its engagement), (3) the performance of the Company’s internal audit function and its independent auditor, and (4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations.
      The Audit and Compliance Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended March 31, 2006. In addition, the Audit and Compliance Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees”. The Audit and Compliance Committee has received from its independent registered public accountants the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with its independent registered public accountants its independence.
      The Audit and Compliance Committee discusses with the Company’s independent registered public accountants the overall scope and plans for its audit. The Audit and Compliance Committee meets with the independent registered public accountants, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Compliance Committee also meets with members of the Company’s internal audit and compliance departments as part of its regular meetings.
      Based upon the Audit and Compliance Committee’s discussions with management and the independent registered public accountants referred to above and the Audit and Compliance Committee’s review of the representations of management and the written disclosures of the independent registered public accountants to the Audit and Compliance Committee, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006.
Status of the Company’s Compliance with the Deferred Prosecution Agreement and Final Consent Judgment
      On September 22, 2004, the Company reached agreements with the USAO and the SEC by entering into a Deferred Prosecution Agreement (the “DPA”) with the USAO and consenting to the entry of a Final Consent Judgment in a parallel proceeding brought by the SEC (the “Consent Judgment”, and together with the DPA, the “Agreements”). The Federal Court approved the DPA on September 22, 2004, and entered the Final Consent Judgment on September 28, 2004. The Agreements resolve the USAO and SEC investigations (that had commenced in 2002) into certain of the Company’s past accounting practices, including its revenue recognition policies and procedures and obstruction of those investigations as outlined in the DPA.
      Under the Agreements, the Company is required to include a report of the Audit and Compliance Committee in each of its annual proxy statements issued during the term of the DPA describing the Company’s efforts to comply with the DPA and to implement recommendations of the Independent Examiner (described below) regarding best practices for corporate compliance and ethics programs. The Independent Examiner was appointed on March 16, 2005. Under the terms of the DPA, the Independent Examiner has issued reports on September 15, 2005, December 15, 2005, March 15, 2006 and June 15, 2006. Accordingly, this report of the Audit and Compliance Committee will outline the status of the Company’s compliance with the Agreements. For a description of the Independent Examiner’s activities since his appointment on March 16, 2005, see discussion below.

      Continuing Cooperation. Under the Agreements, the Company is required to continue to cooperate fully and actively with the USAO, the Federal Bureau of Investigation and the SEC (the “Investigative Entities”) and any other designated governmental agency regarding any matter about which the Company has knowledge or information. The Company has continued its cooperation with the Investigative Entities by providing information, documents, analyses, and access to Company employees as requested by the Investigative Entities and at the Company’s own initiative. The Company believes it is currently in full compliance with this ongoing commitment, which, under the terms of the DPA, expires at the later of the expiration of the DPA or the completion or cessation of any investigation, criminal prosecution or civil proceeding by any of the Investigative Entities relating to the conduct referred to in the DPA. On April 24, 2006, former CEO Sanjay Kumar and former Executive Vice President of Sales Steven Richards pled guilty to all charges pending against them. On June 21, 2006, Thomas Bennett, former Senior Vice President, Business Development, pled guilty to one count of conspiracy to obstruct justice. Messrs. Kumar, Richards and Bennett and five other former executives of the Company are awaiting sentencing. The Company is unaware of any other pending criminal charges against former CA employees, relating to the conduct referred to in the DPA. On June 14, 2006, Messrs. Kumar and Richards consented to the entry of a partial judgment imposing a permanent injunction against them prohibiting them from committing violations of the federal securities laws in the future and permanently barring them from serving as an officer or director of public companies. The SEC’s claims against Messrs. Kumar and Richards for disgorgement of ill-gotten gains and civil penalties are pending.
      Restitution Fund. In addition to the payment of compensation to current and former Company stockholders in connection with the settlement of certain civil litigation in August 2003, the Company is required under the Agreements to pay an additional $225 million for purposes of restitution to current and former Company stockholders who suffered losses because of the conduct of certain former Company officers and employees referred to in the Agreements and described more specifically in exhibits to the DPA, by depositing monies into a “Restitution Fund” to be administered by a Fund Administrator and distributed under a plan (the “Restitution Plan”) to be approved by the Federal Court. The Company created the Restitution Fund by depositing $75 million into an account with a financial institution. The Company made a second deposit of $75 million into the Restitution Fund on or about September 16, 2005, and made a third deposit of $75 million on or about March 22, 2006. Pursuant to the Agreements, the Company proposed and the USAO accepted, on or about November 4, 2004, the appointment of Kenneth R. Feinberg as Fund Administrator. Also pursuant to the Agreements, Mr. Feinberg submitted to the USAO on or about June 28, 2005, a Plan of Allocation for the Restitution Fund (the “Plan”). The Plan has been approved by the USAO and by the Federal Court. The Fund Administrator is nearing the completion of his claims processing efforts, having completed the processing of 120,800 claims. The Fund Administrator is in the final stages of following up with potential claimants who did not properly complete their claim forms. Finally, within approximately the next month the Fund Administrator expects to complete the review of any objections filed in connection with claims he has previously denied. The Fund Administrator will begin paying all allowed claims once that process is completed.
      Independent Directors. In addition to electing former SEC Commissioner Laura Unger as an independent director, the Agreements require that by December 31, 2005, the Company add a minimum of two new independent directors to its Board of Directors so that no less than two-thirds of the members of the Company’s Board of Directors will be independent directors. The Company has added three new independent directors to its Board of Directors: William McCracken on February 1, 2005, Ron Zambonini on April 11, 2005, and Christopher Lofgren on November 11, 2005. The Company now has twelve directors, of whom ten are independent (refer to the information under the heading “Nominees” with respect to the Company’s findings of independence with respect to its directors).
      Compliance Committee. The DPA requires that by December 31, 2005, the Company establish a Compliance Committee of the Board of Directors either as a separate committee or as part of a reconstituted Audit Committee, to examine the Company’s internal audit and compliance functions within the Company’s Legal and Finance Departments, including compliance with the terms and conditions of the DPA. On February 1, 2005, the Company changed the name of the Audit Committee of the Board of Directors to the Audit and Compliance Committee of the Board of Directors and amended the

Committee’s charter. The amended charter provides that the Audit and Compliance Committee shall have responsibility for the oversight of the Internal Audit Department as well as compliance oversight responsibilities including the monitoring and examining of the compliance function within the Company’s Finance and Legal Departments, including compliance with agreements between the Company and governmental agencies other than routine agreements entered into in the ordinary course of business. The Audit and Compliance Committee meets with the heads of the Company’s internal audit and compliance functions at least once per quarter, receives reports from them and makes inquiries of them. Members of the Audit and Compliance Committee, particularly the Chairman, also communicate from time to time with the heads of those functions on an informal basis. Additionally, pursuant to the amended charter, the Audit and Compliance Committee is responsible for including this report in the Company’s Proxy Statement and to post this report on the Company’s website.
      Executive Disclosure Committee. The Agreements require that by December 31, 2005, the Company establish a new Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, Chief Accounting Officer and General Counsel that will meet and confer, under the direction of a duly elected chairperson, prior to significant filings with the SEC and the issuance of significant press releases. In May 2005, the Company formed and activated its Executive Disclosure, Risk Oversight and Compliance Committee (the “EDROCC”). Its membership consists of the Company’s Chief Executive Officer (who serves as the EDROCC’s Chairman), Chief Operating Officer, Chief Financial Officer, General Counsel, Corporate Controller, Chief Accounting Officer, Chief Compliance Officer and Treasurer. A member of the Company’s Worldwide Law Department serves as the EDROCC’s coordinator. Other attendees of the EDROCC meetings generally include the Company’s Head of Internal Audit, Head of Corporate Communications, Head of Human Resources and the Deputy General Counsel, as well as the engagement partner of the Company’s independent registered public accountants. In accordance with its charter, during fiscal year 2006, the EDROCC met to discuss and review, prior to filing, the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, proxy statement, earnings press releases, and other significant press releases and SEC filings.
      The EDROCC is supported by the Company’s Disclosure Operating Committee (“DOC”), formed simultaneously with the EDROCC and consisting of the Corporate Controller, Chief Accounting Officer, Treasurer and several key U.S. and international members of the Finance Department. The committee is co-chaired by the Corporate Controller and Deputy General Counsel. As part of its efforts to enhance its disclosure processes, the Company has also created a network of sub-certifiers, whose assignments are to review and comment on disclosure items contained in the portions of certain key disclosure documents that are relevant to their work at the Company, and to certify in writing as to the document’s accuracy and completeness to the best of the sub-certifiers’ knowledge. The DOC has reviewed each of the matters referred to above which were reviewed by the EDROCC.
      Compliance and Ethics Inquiries. In addition to the requirement to include a report of the Audit and Compliance Committee in each annual proxy statement issued during the term of the DPA describing the Company’s efforts to comply with the Agreements, the Agreements require that by December 31, 2005, the Company establish enhanced procedures providing for improved stockholder, community and governmental communications with the Company and its Board of Directors including procedures to ensure that all inquiries raised by government entities, or by the Company’s stockholders, customers, suppliers and employees, regarding compliance and ethics matters receive prompt review, including reporting of such matters, as appropriate, to the Audit and Compliance Committee and, where appropriate, the full Board of Directors.
      The Company’s Board of Directors has established a process to receive communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. Any such correspondence should be addressed to the appropriate person or persons, either by name or by title, and sent by regular mail to the office of the Chief Compliance Officer at One CA Plaza, Islandia, New York 11749, or by e-mail to

directors@ca.com. The charter of the Audit and Compliance Committee also gives the Committee responsibility for: (1) the oversight of the adoption and maintenance of procedures to ensure that all inquiries raised by government entities, or by stockholders, customers, suppliers and employees, regarding compliance and ethics matters receive prompt review by or under the authority of the Chief Compliance Officer, including, as appropriate, the reporting of such matters to the Committee and the Board; and (2) oversight of the establishment and maintenance of a written plan designed to ensure the improvement and ongoing effectiveness of communications with all governmental agencies engaged in inquiries or investigations of the Company. The Company has adopted a Government Communications Policy that sets out the Company’s intention to comply with requests for information by government agencies and to cooperate with government investigations and inquiries (for a description of this policy, see discussion below). Additionally, in March 2005, the Company established enhanced procedures for the operation of the Company’s Compliance and Ethics Helpline for employees and posted instructions for its use on its website in the same location as the link for the Company’s Code of Conduct. In April 2005, a Company-wide announcement of this Helpline, as well as the availability of frequently asked questions regarding its usage and other contact information for questions, was circulated to every employee in the Company. The Company’s Chief Compliance Officer maintains a log of complaints or inquiries that come to the Company’s attention for matters arising through the Helpline and for matters arising through the communications to the Board and other means, including anonymous correspondence. The Chief Compliance Officer reviews the issues raised through these communications and the status of any related investigative or remedial actions by the Company with the Audit and Compliance Committee on a regular basis.
      Records Management. The Agreements require that by December 31, 2005, the Company establish new comprehensive records management policies and procedures, as well as testing programs to ensure compliance with such policies and procedures. In November 2004, the Company hired a Director, Records & Information Management, reporting directly to the Chief Compliance Officer. On December 29, 2005, the Company published its new records and information management policies and procedures. These policies include but are not limited to: (1) Records Management Standards; (2) a Legal Hold Policy; (3) an Electronic Information and Communications Policy; and (4) a Records Security Policy. Audit procedures for the records and information management policies and procedures have been developed and the audit process is expected to begin in the third quarter of fiscal year 2007.
      Revenue Recognition. The Agreements require that by December 31, 2005, the Company take steps to implement best practices with respect to the recognition of software license revenue, including enhanced quarter-end contract cut-off procedures. The Company utilizes a subscription based software licensing and revenue recognition model that recognizes revenue on a pro rata basis over the term of the software contract. The Company considers this business model and the revenue recognition method it accommodates to be “best practice” in the software industry, which in large part has as standard practice an up-front perpetual licensing and revenue recognition model with optional maintenance for subsequent years. In January 2006, the Company implemented a revised “New Product Clause” in its license agreements to define more clearly its customers’ rights to “new products” over a contract term, thereby clarifying its basis for ratable revenue recognition of the Company’s contracts.
      The Company also has established improved contract cut-off policies and procedures, and is working to further enhance these policies and procedures to ensure that all contracts are received, reviewed and countersigned and that applicable revenue recognition criteria are met prior to any recognition of revenue. Administrative cut-off times are posted and followed for each month end. Systems have been, and are being, implemented to provide tight control and documentation of contract receipt as well as evidence of product shipment. Revisions are also made as necessary to clarify certain aspects of the policy.
      Ethics and Compliance. The Agreements require that by December 31, 2005, the Company (a) establish a comprehensive ethics and compliance training program for all employees designed to minimize the possibility of future violations of the federal securities and other laws; (b) appoint an independent, senior level Chief Compliance Officer, after consultation with the USAO, who will report directly to both the Audit and Compliance Committee and the General Counsel; and (c) amend the Company’s senior executive compensation plans to add an enhanced component to the Company’s performance-based programs tied to the establishment and maintenance of high ethical and compliance standards throughout the Company.
      In January 2005, after consultation with the USAO, the Company hired Patrick J. Gnazzo as its Chief Compliance Officer. Mr. Gnazzo reports to both the General Counsel and the Audit and Compliance Committee. The charter for the Company’s Audit and Compliance Committee specifies that the Committee is responsible for oversight of the establishment and maintenance of a comprehensive compliance and ethics program, including an ethics and compliance training program for all employees, designed to minimize the possibility of violations of the federal securities and other laws by the Company. In October 2005, the Company launched a new on-line Global Business Ethics Training program, containing both mandatory and optional courses. The Company requires that all employees complete mandatory ethics training courses within one year of their hire date. The Company has also developed enhanced compliance and ethics training for its Finance, Legal and Sales Departments. Further, the Audit and Compliance Committee and the Board of Directors have approved a revised Business Practices Standard of Excellence: Our Code of Conduct, which was published and presented to the Company’s employees in April 2006.
      In November 2005, the Company’s Board of Directors approved a proposal from the Compensation and Human Resource Committee to create a management committee, chaired by the Company’s Chief Compliance Officer, that will analyze the contributions of the Company’s executives to establish and maintain high ethical and compliance standards throughout their organizations and, in general, throughout the Company and make recommendations to the Compensation and Human Resource Committee for purposes of evaluating executive compensation. In addition, a mandatory 10% reduction of an executive’s target annual performance bonus will be applied if such executive fails to complete Company-wide ethics training by the end of the fiscal year. The management committee gave its report to the Compensation and Human Resource Committee in connection with bonuses paid to executives in fiscal year 2006.
      Finance Department. The Agreements require that by December 31, 2005, the Company reorganize its Finance Department, including, but not limited to, the appointment of a Corporate Controller, a Chief Accounting Officer, and a Financial Controller for each of the Company’s primary business functions — Direct Sales, Indirect Sales, Development and Services, or their successors. Under the DPA, the Corporate Controller and Chief Accounting Officer are to report to the Chief Financial Officer, but are also to communicate directly, as appropriate, with the Board of Directors and the Company’s independent registered public accountants. The Company has appointed Robert Cirabisi as Corporate Controller and William Burns as Chief Accounting Officer. Mr. Cirabisi and Mr. Burns communicate directly with the Audit and Compliance Committee of the Board and the independent auditors. On May 15, 2006, Mr. Cirabisi assumed the responsibilities of acting Chief Financial Officer pending the Company’s search for and appointment of a new Chief Financial Officer. The Company has also created financial positions reporting directly to the Company’s Chief Financial Officer within the business functions to provide additional financial controls and guidance including: a Business Unit Controller for Worldwide Sales; a Business Unit Controller for Indirect Sales; and a Business Unit Controller for Development. Additionally, a Business Unit Controller for Professional Services has been hired; a Business Unit Controller for North American Sales has been appointed; a Business Unit Controller for Marketing has been hired; a position of head of Sarbanes-Oxley Section 404 compliance regarding the Company’s internal controls has been created and staffed; and a Senior Manager for Financial Policies, Procedures and Training has been hired. In his Fourth Report dated June 15, 2006, the Independent Examiner expressed the view that, in light of certain internal control issues, which are described in Item 9A of the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2006, and related factors, including the fact that the Company had not yet hired a new chief financial officer, he is no longer able to conclude that the Company will be able to meet its obligation under the DPA to have improved internal controls and reorganized the Finance Department for two successive quarters prior to September 30, 2006. On July 28, 2006, the Company announced that it had named Nancy E. Cooper as Executive Vice President and Chief Financial Officer, reporting to CA’s Chief Executive Officer. Her appointment is expected to be effective on or about August 15, 2006.

      Enterprise Resource Planning System. The Agreements require that by December 31, 2005, the Company begin the process of implementing an improved worldwide financial and enterprise resource planning (“ERP”) information technology system to improve controls, eliminate errors caused by existing manual processes and enhance the Company’s ability to audit its own systems. In December 2004, the Company announced the transformation of its enterprise resource planning systems globally. As part of the transformation, the Company has selected mySAP(TM) ERP, SAP’s ERP software. The Company is working with Accenture to assist in the implementation, which will provide, in the end state, an end-to-end transformation of how the Company transacts business. The first major release of SAP’s ERP software went “live” on April 24, 2006, and included sales leads, quoting, order processing, finance and purchasing functionality for North America and Human Resources functionality globally. The next major release is scheduled for November 2006 and includes Professional Services and Marketing functionality. Additional releases have been planned which include Customer Support and Indirect Sales functionality and global roll-out of the core functionality.
      Internal Audit Department. The Agreements require that by December 31, 2005, the Company reorganize and enhance its Internal Audit Department, including hiring at least five additional internal auditors. The Company’s Internal Audit Department reports to both the Audit and Compliance Committee and the General Counsel. In July 2005, the Company hired a new Head of the Internal Audit Department, Marc Loupé, who commenced his employment with the Company on August 1, 2005. Mr. Loupé reports to the General Counsel and the Audit and Compliance Committee. Mr. Loupé also regularly meets with the Audit and Compliance Committee outside the presence of Company management. Although the Company hired more than five new auditors before December 31, 2005, those hires did not result in five auditors over and beyond the eight in place when the DPA was executed (due to a number of factors, including attrition and the re-assignment of Internal Audit personnel to other positions within the Company). As of June 12, 2006, the Internal Audit Department had 13 auditors on staff thereby meeting the staffing requirements of the DPA.
      Communications with Government Agencies. The Agreements require that by December 31, 2005, the Company establish a written plan designed to ensure the improvement and ongoing effectiveness of communications with all governmental agencies engaged in inquiries or investigations relating to the Company, its subsidiaries or affiliates. In such plan, the Company is required to address, consider and include: (a) regular reporting by the Company’s management and outside and internal counsel to the Audit and Compliance Committee and, as appropriate, the full Board of Directors regarding communications with government agencies engaged in inquiries or investigations relating to the Company; (b) complete and prompt access for government agencies to all Company staff and management; (c) meeting with the Board of Directors or committees thereof upon the request of such governmental agencies engaged in inquiries and investigations of the Company; and (d) training for Company personnel designed to improve communication and cooperation with such governmental agencies engaged in inquiries and investigations of the Company.
      In 2005, the Company established a Government Communications Policy that sets out the Company’s intention to comply with requests for information by government agencies and to cooperate with government investigations and inquiries. The policy sets out procedures for responding to government agency information requests, resolving any issues relating to these requests through the Audit and Compliance Committee, and providing regular reports regarding these requests to the Audit and Compliance Committee.
      Employee Ethics Hotline. The Agreements require that by December 31, 2005, the Company: (a) enhance its current telephone hotline to provide a means for employees to anonymously report any potential violations of law or other misconduct; (b) publicize within the Company the existence and purpose of the hotline; and (c) ensure all employees that no negative action will be taken against any employee for making a report through the hotline. In March 2005, the Company established enhanced procedures for calling the Company’s Compliance and Ethics Helpline and posted these procedures on its website in the same location as the link for the Company’s Code of Ethics. In April 2005, a Company-wide announcement of this Helpline as well as the availability of frequently asked questions regarding its usage and other contact information for questions was circulated to every employee in the Company. Retaliation against anyone who reports a matter in good faith is expressly prohibited by Company policy and the availability of using the Helpline anonymously also provides reassurance to any employee fearing retaliation.
      Appointment of the Independent Examiner. The Agreements require that the Company retain and compensate an independent individual or entity (the “Independent Examiner”) to examine the Company’s compliance with the DPA and to examine: (a) the Company’s practices for the recognition of software license revenue; (b) the Company’s internal accounting controls; (c) the Company’s implementation of an improved ERP information technology system; (d) the Company’s Internal Audit Department; (e) the Company’s ethics and compliance policies; and (f) the Company’s records management policies and procedures. The DPA requires that within six months of appointment, the Independent Examiner issue a written report to the USAO, the SEC and the Company’s Board of Directors making recommendations regarding best practices for the areas specified in (a) through (f) above. The Agreements also require that the Independent Examiner issue written quarterly reports to the USAO, the SEC and the Company’s Board of Directors on the Company’s compliance with the DPA during the term of the Independent Examiner’s appointment. The Agreements also require that the Independent Examiner shall have reasonable access to all of the Company’s books and records and the ability to meet privately with Company employees.
      Pursuant to the procedure outlined in the DPA, the Company submitted to the USAO and the SEC a proposal setting forth the identity, qualifications and proposed terms of retention of five candidates to act as Independent Examiner. The USAO and the SEC jointly approved three of the candidates and the three approved candidates were jointly submitted to the United States District Court for the Eastern District of New York by the Company, the USAO and the SEC. As a result of this process, on March 16, 2005, Lee S. Richards, III, Esq., of Richards Spears Kibbe & Orbe LLP, was appointed Independent Examiner by the Court. Mr. Richards will serve for a term of 18 months after appointment, unless his term of appointment is extended under conditions specified in the DPA. The March 16, 2005 Order of Appointment provides that none of the Independent Examiner, the USAO, or the SEC may publicly disclose the Independent Examiner’s reports without prior approval by the Court. The Order also provides that the Company may publicly disclose information contained in the Independent Examiner’s reports only to the extent that the reports contain material non-public information that the Company is obligated to disclose. As noted earlier in this report, the Independent Examiner has submitted reports on September 15, 2005; December 15, 2005; March 15, 2006; and June 15, 2006.
      The Company has provided Mr. Richards and his team with unrestricted access to the Company’s employees and records. In addition to observing the Company’s business operations and processes in a variety of its locations and examining the Company’s records, as of the date of this Proxy Statement, Mr. Richards and members of his team have met with the Company’s executive and senior management as well as many of its mid-level staff in Finance, Sales, Law, Compliance, Internal Audit and other departments. Mr. Richards and his team have also been invited to attend and have attended (either in person or by telephonic conference) meetings of the Company’s Board of Directors, the Audit and Compliance Committee, the Compensation and Human Resource Committee, the EDROCC, the DOC, as well as other meetings of the Company’s senior management and operational groups.
      Under the DPA, the Company is obligated, among other things, to take certain steps to improve internal controls and to reorganize its Finance Department. If the Company has not substantially implemented these and other required reforms for a period of at least two successive quarters before September 30, 2006, the USAO and the SEC may, in their discretion, extend the term of the Independent Examiner. In his Fourth Report dated June 15, 2006, the Independent Examiner expressed the view that, in light of certain internal control issues, which are described in Item 9A of the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2006, and related factors, including the fact that the Company had not yet hired a new chief financial officer, he is no longer able to conclude that the Company will be able to meet its obligation under the DPA to have improved internal controls and reorganized the Finance Department for two successive quarters prior to September 30, 2006.

Consequently, the Company believes that the term of the Independent Examiner may be extended beyond September 30, 2006. Whether the USAO and the SEC will decide to extend the term or take any other action in connection with the DPA will be made by them in their discretion. The Company is continuing to review these matters to determine what further steps it should take to address the internal control issues and related factors referenced above. On July 28, 2006, the Company announced that it had named Nancy E. Cooper as Executive Vice President and Chief Financial Officer, reporting to CA’s Chief Executive Officer. Her appointment is expected to be effective on or about August 15, 2006.
      Availability of the Audit and Compliance Committee Report on the Company’s Website. In addition to the inclusion of this Audit and Compliance Committee Report in this Proxy Statement, this Report is also available on the Company’s website at ca.com/governance/audit/report.pdf.
      The Company continues to cooperate fully with the USAO, SEC, and Independent Examiner in accordance with the DPA and the Consent Judgment.

SUBMITTED BY THE AUDIT AND
COMPLIANCE COMMITTEE

Walter P. Schuetze, Chairman
Alfonse M. D’Amato
Robert E. La Blanc
Laura S. Unger

PROPOSAL 3 — STOCKHOLDER PROPOSAL TO AMEND THE BY-LAWS
WITH RESPECT TO THE ADOPTION OR MAINTENANCE
BY THE BOARD OF DIRECTORS OF ANY CA, INC. RIGHTS PLAN
      Mr. Lucian Bebchuk, 1545 Massachusetts Ave., Cambridge, MA 02138, who holds 140 shares of Common Stock, has given notice of his intention to propose the below resolution at the Annual Meeting. His proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.
      For the reasons set forth in its Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.
Stockholder Proposal
      It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. § 109, and Article IX of the Company’s By-Laws, the Company’s By-Laws are hereby amended by adding Article XI as follows:

Section 1. Notwithstanding anything in these By-laws to the contrary, the adoption of any stockholder rights plan, rights agreement or any other form of “poison pill” which is designed to or has the effect of making an acquisition of large holdings of the Company’s shares of stock more difficult or expensive (“Stockholder Rights Plan”) or the amendment of any such Stockholder Rights Plan which has the effect of extending the term of the Stockholder Rights Plan or any rights or options provided thereunder, shall require the affirmative vote of all the members of the Board of Directors, and any Stockholder Rights Plan so adopted or amended and any rights or options provided thereunder shall expire no later than one year following the later of the date of its adoption and the date of its last such amendment.

Section 2. Section 1 of this Article shall not apply to any Stockholder Rights Plan ratified by the stockholders.

Section 3. Notwithstanding anything in these By-laws to the contrary, a decision by the Board of Directors to amend or repeal this Article shall require the affirmative vote of all the members of the Board of Directors.
      This By-law Amendment shall be effective immediately and automatically as of the date it is approved by the vote of stockholders in accordance with Article IX of the Company’s By-laws.
Stockholder Supporting Statement
      I believe that poison pills adopted by the Board of Directors without ratification by stockholders can deny stockholders the ability to make their own decisions regarding whether or not to accept a premium acquisition offer for their stock and, under certain circumstances, could reduce stockholder value. In my view, when one or more directors do not support a decision to adopt or extend a pill, the board should not make such a decision without obtaining shareholder ratification for the pill. Additionally, I believe that it is undesirable for a poison pill not ratified by the stockholders to remain in place indefinitely without periodic determinations by the Board of Directors that maintaining the pill continues to be advisable.
      The proposed By-law amendment would not preclude the Board from adopting or maintaining a poison pill not ratified by the stockholders for as long as the Board deems necessary consistent with the exercise of its fiduciary duties, but would simply ensure that the Board not do so without the unanimous vote of the directors and without considering, within one year following the last decision to adopt or extend the pill, whether continuing to maintain the pill is in the best interests of the Company and its stockholders.
      I urge you to vote “yes” to support the adoption of this proposal.

Board of Directors’ Statement in Opposition to the Stockholder Proposal
      This proposal (the “By-law Proposal”), if adopted, would in the absence of stockholder approval, deny the Board of Directors, even if acting by unanimous vote, the ability to adopt a stockholder rights plan (the “Rights Plan”) with a term of more than one year and would also require unanimous board approval to extend a Rights Plan beyond one year.
      Strictly from a legal perspective, we believe that the By-law Proposal violates Delaware law in several ways. Our outside counsel has advised that, in their view, the By-law Proposal contradicts a provision of the Delaware General Corporation Law (Section 157) that expressly grants boards of directors (not stockholders) the power to create, issue and fix the duration of rights. This grant of statutory authority can only be limited by the Certificate of Incorporation and there is no such limitation in the Company’s charter. Our counsel also has advised that the By-law Proposal improperly infringes upon the rights of the Board of Directors to manage the business affairs of the Company by potentially interfering with the Board’s exercise of its fiduciary duties in responding to an unfair or inadequate takeover proposal. The proponent chose to litigate its contrary view in the Delaware Court of Chancery. After a hearing held on June 16, 2006, the Chancery Court determined that because the By-law Proposal had yet to be voted upon by the stockholders of the Company, it was not “ripe” for decision by the Court.
      In addition to our view on the illegality of the By-law Proposal, we believe that there are a number of other important reasons why the By-law Proposal should NOT be adopted by stockholders.
      First, we believe that a blanket requirement for unanimity for board action, regardless of the circumstances, is simply bad governance. This rationale would provide one director, for whatever reason, an absolute veto right over a decision favored by an overwhelming majority of independent directors, no matter what the then existing circumstances. This would be true even if the one director was the nominee of a dissident stockholder with a particularized special interest, such as that of a potential acquirer, and sought to promote the interests of such dissident stockholder rather than the interests of all stockholders. We see no rationale for adopting, and are unaware of, any corporate governance structure that contemplates the operation of a public corporation on a unanimous-director vote basis.
      This concern is especially true in an area of such fundamental importance (and an area that can arise in such varying factual circumstances) as a Rights Plan. The By-law Proposal would require unanimity in all instances involving a potential takeover. By taking this absolutist approach, the By-law Proposal, if adopted, would allow one director to thwart the will of the remaining directors if they believed, in the exercise of their fiduciary duties, that the adoption, or extension, of a Rights Plan was in the best interests of the stockholders, given the circumstances then existing. Moreover, if the Company is confronted with an unsolicited takeover attempt, the By-law Proposal could, under certain circumstances, serve to harm stockholder interests by handicapping the Board of Directors’ ability to identify, negotiate and seek to consummate a financially superior alternative. For example, the inability to assure continued availability of a Rights Plan for a period of time, especially if a lengthy period of regulatory approvals would be expected, could discourage a more favorable competing proposal offering higher value per share from ever materializing. In such circumstances, the Board’s ability to use the Rights Plan as negotiating leverage to improve the terms of the unsolicited offer may also be significantly reduced.
      Over many years, the Company believes that Rights Plans have proven that they can provide a board of directors with an important and flexible tool for maximizing stockholder value in the face of a takeover and can protect stockholders against abusive takeover tactics. Rights Plans have been in existence for nearly two decades and the record shows that they do not prevent potential purchasers from making offers, either to a board of directors or directly to stockholders; instead they are designed to provide a board of directors with the ability to take what it believes are the most effective steps to protect and maximize the value of stockholders’ investment by encouraging potential acquirors to negotiate directly with a board of directors.
      Ten of the twelve current members of the Company’s Board of Directors are independent directors who are well versed in business and financial matters and are knowledgeable about the Company’s business. We believe that the requirement to maintain a majority of independent directors on the Board of Directors and the Board of Directors’ fiduciary duty to act in good faith and in the best interests of the Company and all of its stockholders provides adequate assurance against a Rights Plan being used other than to further the interests of all stockholders. Moreover, it is also important to note that the Company does not have a classified board of directors but, instead, elects all directors annually. Accordingly, the Company’s stockholders, at least once a year, would have the right to seek to replace the incumbent directors of the Company if they did not believe a Rights Plan was being used to protect and maximize stockholder value.
      CA’s current Rights Plan is scheduled to expire on November 30, 2006. Prior to that time, the Board will consider whether to adopt a policy with respect to seeking stockholder approval in connection with the adoption or maintenance of a Rights Plan in the future.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total return of the Common Stock (using the closing price on the NYSE at March 31, 2006, the last trading day of the Company’s 2006 fiscal year, of $27.21) with the Standard & Poor’s Systems Software Index* and the Standard & Poor’s 500 Index during the fiscal years 2002 through 2006 assuming the investment of $100 on March 31, 2001 and the reinvestment of dividends.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG CA, INC., THE S&P 500 INDEX
AND THE S&P SYSTEMS SOFTWARE INDEX
Total Return Data

	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06

CA, Inc.	100.00	80.66	50.61	99.84	101.01	102.00
S&P 500	100.00	100.24	75.42	101.91	108.73	121.48
S&P Systems Software	100.00	103.26	81.42	91.14	97.33	107.32

*	The Standard & Poor’s Systems Software Index is composed of the following companies:
BMC Software, Inc.
CA, Inc.
Microsoft Corporation
Novell, Inc.
Oracle Corporation
Symantec Corporation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.
      Based solely on its review of such copies of Section 16(a) reports received by it, or written representations from each reporting person for the fiscal year ended March 31, 2006, the Company believes that each of its directors, executive officers and 10% stockholders complied with all applicable filing requirements during the year, except that due to administrative errors by the Company, Ms. Stravinskas and Messrs. Cirabisi, Gnazzo, Handal and Quinn each filed one Form 4 late, with each such Form 4 reporting one transaction.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      The submission deadline for stockholder proposals for inclusion in proxy materials for the 2007 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 is April 11, 2007. All such proposals must be received by the Secretary of the Company at the Company’s World Headquarters, One CA Plaza, Islandia, New York 11749.
ADVANCE NOTICE PROCEDURES FOR 2007 ANNUAL MEETING
      Under the Company’s By-laws, director nominations and other business may be brought at the Company’s annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company containing certain information specified in the By-laws (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the notice for nominating directors at, or bringing other business before, the 2007 Annual Meeting must be submitted no earlier than May 21, 2007 and no later than June 20, 2007 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Secretary of the Company at the Company’s World Headquarters, One CA Plaza, Islandia, NY 11749. If the stockholder does not also comply with the requirements of Rule 14a-4 of the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such nomination or other business submitted by a stockholder.
OTHER BUSINESS
      The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
      The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please either vote by telephone or via the Internet, or sign and date your proxy and return it in the enclosed postage paid envelope.
HOUSEHOLDING
      If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding”. If you received a householding communication, your broker will send one copy of the Company’s 2006 Proxy Statement and Annual Report for fiscal year 2006 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, please contact your broker.
      You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to the Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Annual Report and Proxy Statement to you if you address your written request to CA, Inc., Investor Relations, One CA Plaza, Islandia, NY 11749, or contact Investor Relations at 631-342-6000.
FORM 10-K
      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED TO:
CA, INC.
ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE CA PLAZA, ISLANDIA, NEW YORK 11749
      THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT CA.COM/ INVEST.
INCORPORATION BY REFERENCE
      To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation and Human Resource Committee Report on Executive Compensation”, “Audit and Compliance Committee Report” (to the extent permitted by the rules of the SEC) and “Stock Performance Graph”, as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.
Dated: August 9, 2006
Islandia, New York

EXHIBIT A
CA, INC.
CORPORATE GOVERNANCE PRINCIPLES
General
      These Corporate Governance Principles (these “Principles”) have been approved by the Board of Directors of CA, Inc. (the “Company”) and provide the basic outline of the Company’s corporate governance.
Role and Functions of the Board
      The Board is elected by the stockholders to oversee the business and affairs of the Company, to oversee management, to build long-term value for the stockholders, and to sustain the Company’s vitality for its stockholders and other constituencies, including its employees.
      In addition to these general roles, the Board performs a number of more specific functions, including:

•	selecting and overseeing the evaluation of the Chief Executive Officer (the “CEO”);

•	overseeing CEO and management succession planning;

•	providing counsel and oversight on the selection, evaluation and development of senior management;

•	reviewing and approving corporate strategy on an annual basis;

•	advising and counseling the CEO and senior management on relevant topics;

•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering strategies for their management and mitigation; and

•	overseeing and evaluating processes designed to maintain the integrity of the Company, including the integrity of its financial statements, its compliance with law and ethics, and its relationships with its employees, customers, suppliers and other stakeholders.
Director Qualifications
      Directors should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the Company and its stockholders. They must have an inquisitive and objective perspective, practical wisdom and mature judgment, as well as an understanding of the Company’s business and the willingness to question what they do not understand.
      Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.
      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. For this reason, and to enable the Corporate Governance Committee to monitor compliance with the criteria for service as a director, as well as for service on a particular Board Committee, the Corporate Governance Committee shall be notified promptly of (1) any proposed change in a director’s principal occupation, (2) the proposed election of a director to the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities), (3) a director’s removal or other cessation of service as a member of any such board or committee, and (4) any other development that could affect a director’s ability to serve on the Board or any Board Committee. The Corporate Governance Committee shall recommend to the Board whether such director should resign or be removed as a director of the Company or as a member of any Board Committee, or whether any other action should be taken.
Director Independence
      A majority of the directors must be independent directors, as determined by the Board on the recommendation of the Corporate Governance Committee, based on the guidelines set forth below. The Board believes that the CEO should serve on the Board. At no time shall more than two employees of the Company (including the CEO) serve on the Board; provided, that if the total number of directors exceeds twelve, no more than 25% of the total number of directors may be employees of the Company.
      For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence in conformity with New York Stock Exchange (“NYSE”) listing requirements. In addition, the Board will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

1.	A director will not be independent if:

(a)	the director is, or has been within the last three years, employed by the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company (provided, that employment of a director as an interim Chairman, CEO or other executive officer of the Company shall not disqualify a director from being considered independent following that employment);

(b)	the director or an immediate family member of the director received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided, that such compensation for prior service is not contingent in any way on continued service); provided that compensation received by the director for former service as an interim Chairman, CEO or other executive officer of the Company and compensation received by an immediate family member of the director for service as an employee (other than an executive officer) of the Company need not be considered in determining independence;

(c)	the director is a current partner or employee of the Company’s independent or internal auditor, or an immediate family member of the director is a current employee of the independent or internal auditor and participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of the independent or internal auditor and personally worked on the Company’s audit within that time;

(d)	the director or an immediate family member of the director is, or has been within the last three years, an executive officer of another company where any of the Company’s current executive officers at the same time serves or served on the compensation committee of the board of directors of such other company; or

(e)	the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company.

2.	In addition, the following relationships will be considered to be relationships that would not, in and of themselves, impair a director’s independence:

(a)	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is less than two percent of the other company’s total consolidated assets; or

(b)	the director serves as an executive officer or director of a charitable organization, and the Company’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Company’s matching grant program), in any of the last three fiscal years of the charitable organization, are less than the greater of $1 million or two percent of that organization’s total consolidated gross revenues.
      For purposes of these Principles, the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the individual’s home.
      Notwithstanding the foregoing, the Board (on the recommendation of the Corporate Governance Committee) may determine that a director who has a relationship that exceeds the limits described in Section 2 above (but only to the extent that the Board determines that the director does not have any direct or indirect material relationship with the Company) is nonetheless independent. The Company will explain in its next Proxy Statement the basis for any such determination.
      The ownership of stock in the Company by directors is encouraged and the ownership of a substantial amount of stock in the Company shall not in itself be a basis for a determination that a director is not independent.
      The Board will undertake an annual review of the independence of all non-employee directors, based on the recommendation of the Corporate Governance Committee.
Size of Board and Selection Process
      The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise.
      The Corporate Governance Committee shall be responsible for selecting and recommending to the Board candidates to fill vacancies on the Board that occur as a result of expansion of the size of the Board, by resignation, by retirement or for any other reason.
Period of Board Service
      A non-employee director shall serve until the annual meeting after his or her 75th birthday and for a maximum of ten years; provided, however, that the Board, on the recommendation of the Corporate Governance Committee, may waive such age and/or term limitation if circumstances warrant.
Director Selection Process
      All directors shall stand for election by the stockholders each year at the Company’s Annual Meeting of Stockholders. The Board, on the recommendation of the Corporate Governance Committee, shall propose a slate of nominees for election at each such meeting. In addition, between such meetings, the Board, on the recommendation of the Corporate Governance Committee, may elect directors to serve until the next such meeting.

      Stockholders may propose nominees for consideration by the Corporate Governance Committee in accordance with procedures developed by that Committee and disclosed in the Company’s Proxy Statement each year.
Former CEO’s and Other Employee’s Board Membership
      The Board believes that the Board membership of the CEO and other employees of the Company following their resignation or retirement from the Company is a matter to be decided in each individual instance. When the CEO no longer holds that position or an employee director resigns or retires as an employee of the Company, resignation from the Board should be offered at the same time.
Meetings
      The Board should have at least five scheduled meetings each year. There shall be an agenda for each meeting, focusing on relevant issues for the Board’s consideration. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve, as well as meetings of the Company’s stockholders.
      The non-employee directors shall periodically meet in executive session without management present. In addition, if any non-employee directors are not independent (as described above), the independent directors shall meet privately at least once each year. The Chairman of the Board (if he or she is an independent director) or the Lead Independent Director (described below), if any, shall preside at such meetings.
      Agendas and other meeting materials should be distributed in advance of Board and Committee meetings so as to provide the directors sufficient time to review such materials; the directors are expected to review such materials. Directors are encouraged to make suggestions as to agenda items and to ask that additional information be provided to the Board or any Committee to facilitate its performance.
      On an annual basis, the Secretary of the Company shall prepare and distribute to the directors a detailed calendar of the meetings scheduled to be held by the Board and each of its Committees during the ensuing year. The calendar shall also specify the matters to be considered and acted upon at each such meeting, to the extent known at such time.
Board Leadership
      The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-employee directors shall elect annually, on the recommendation of the Corporate Governance Committee, a Lead Independent Director. The duties of the Lead Independent Director (or the Chairman, if he or she is independent) shall include presiding at executive sessions of the non-employee and independent directors.
Board Self-Assessment
      The Board shall conduct an annual self-assessment of its performance to determine whether the Board and its Committees are functioning effectively.
Board Compensation
      Directors who are employees shall not receive any compensation, directly or indirectly, for their services as directors. The Corporate Governance Committee shall be responsible for recommending to the Board the compensation and any benefits for non-employee directors, which shall be subject to the full discussion and approval by the Board. In discharging this duty, the Corporate Governance Committee shall be guided by three goals: (1) compensation should fairly pay directors for the work they perform; (2) compensation should include a significant equity component to align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand.
Counsel and Other Advisors; Company Funding Obligations
      The Board shall have the authority, to the extent deemed necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Board in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Board, to pay any such counsel or other advisors retained by the Board.
Access to Management and Outside Counsel and Auditors
      Non-employee directors may contact senior managers of the Company and the Company’s outside counsel and auditors without the permission of senior corporate management, and without such management being present. To facilitate such contact, non-employee directors are encouraged to periodically visit Company locations without senior corporate management being present.
Director Orientation and Education
      The Company shall provide orientation for new directors. Such orientation shall include information concerning the Company’s business and operations, as well as its corporate governance and other relevant matters, and shall be coordinated by the Secretary, under the guidance of the Corporate Governance Committee.
      The Company shall also provide continuing education for directors, which may include programs concerning topics of interest to directors, meetings with key management and visits to Company facilities.
Board Committees
      The Board has established the following committees to assist the Board in discharging its responsibilities: the Audit and Compliance Committee; the Compensation and Human Resource Committee; the Corporate Governance Committee; and the Strategy Committee. The Board may from time to time modify any of these Committees or establish new Committees.
      The composition, responsibilities and other attributes of each Committee shall be specified in a Charter that shall be adopted by such Committee and approved by the Board. The Charters will also provide that each Committee will annually evaluate its performance.
      Upon the recommendation of the Corporate Governance Committee, the Board of Directors shall appoint the Chairs and members of the Committees, each of whom shall serve at the discretion of the Board. In designating members of the Committees, the Board shall consider the extent to which Committee assignments should be rotated from time to time. While rotating Committee members should be considered periodically, the Board does not believe rotation should be mandated as a policy since there are significant benefits attributable to continuity, experience gained in service on particular committees and utilizing most effectively the individual talents of the directors.
      The frequency, length and agenda of meetings of each Committee are determined by the Chair of the Committee, who may consult with members of the Committee and appropriate officers of the Company. Board members who are not members of a particular Committee are welcome to attend meetings of that Committee.
      Each Committee’s duties may be described briefly as follows:

•	Audit and Compliance Committee. The Audit and Compliance Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s independent auditor (including the engagement of the independent auditor), (3) the performance of the Company’s internal audit function and independent auditor, and

(4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting and ethical obligations.

•	Compensation and Human Resource Committee. The Compensation and Human Resource Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation based upon such evaluation; and (2) determining the compensation of senior executives other than the CEO, including determinations regarding equity-based and other incentive compensation awards.

•	Corporate Governance Committee. The Corporate Governance Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company, and includes making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of Committees, the designation of Committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the process for distribution of information to the Board and its Committees; and (3) the compensation of non-employee directors.

•	Strategy Committee. The Strategy Committee’s general purpose is to provide input to management in their development of the Company’s corporate strategy and to provide recommendations to the Board with respect to its review and approval of the corporate strategy.

      It is the policy of the Board that all of the members of the Audit and Compliance Committee, the Compensation and Human Resource Committee and the Corporate Governance Committee will be independent directors.
Communications with Stockholders and Other Interested Parties
      The Board is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any Committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit and Compliance Committee is interested in receiving communications from employees and other interested parties, which would include stockholders, customers and suppliers, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Chief Compliance Officer at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.
      The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the directors, unless the Chief Compliance Officer determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.
Management Development and Succession Planning
      The Board, with recommendations from the Corporate Governance Committee and the Compensation and Human Resource Committee, shall approve and maintain a succession plan for the CEO. On an annual basis, the Corporate Governance Committee and the Compensation and Human Resource

Committee shall present to the Board a report on succession planning for senior management and a report on management development.
Executive Stock Ownership Guidelines
      Executive stock ownership guidelines have been adopted under which all members of the Senior Leadership Team must achieve ownership thresholds based on a multiple of their base salary.
These Principles
      These Principles shall be subject to review, at least annually, by the Board or the Corporate Governance Committee, and any changes deemed appropriate shall be adopted by the Board, on the recommendation of the Corporate Governance Committee.

EXHIBIT B
CA, INC.
AUDIT AND COMPLIANCE COMMITTEE CHARTER
General
      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Audit and Compliance Committee (the “Committee”) of the Board of Directors of CA, Inc. (the “Company”).
Composition
      The members of the Committee shall be designated by the Board, on the recommendation of the Corporate Governance Committee of the Board, in accordance with the Company’s By-laws, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.
      The Committee shall consist of at least three members, all of whom shall meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission (the “Commission”). In addition, at least one member of the Committee shall be an “audit committee financial expert,” as that term is defined in the Commission’s regulations. No member of the Committee may simultaneously serve on the audit committees of more than two other publicly traded companies.
Authority and Responsibilities
      General. The general purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s independent auditor (including the engagement of the independent auditor), (3) the performance of the Company’s internal audit function and independent auditor, and (4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations. To carry out this purpose, the Committee must serve as a focal point for communication among the Board, the independent auditor, the Company’s internal audit department, the Company’s compliance function, and the Company’s management, as their respective duties relate to accounting, financial reporting, internal controls, and compliance. In particular, the independent auditor, members of the internal audit department, the Controller, the Chief Accounting Officer, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer shall have unrestricted access to the Committee or its members, other directors or the entire Board, as needed.
      Financial Statement and Disclosure Matters. The Committee shall:

1.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements and other financial data to be included in the Company’s Annual Reports on Form 10-K, including reviewing the specific disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s audit of such financial statements, and recommending to the Board whether the audited financial statements should be included in the Form 10-K Reports.

2.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements and other financial data to be included in the Company’s Quarterly Reports on Form 10-Q, including reviewing the specific disclosures made in “Management’s Discussion and Analysis,” and the results of the independent auditor’s review of such financial statements.

3.	Review and discuss with management and the independent auditor the following: any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles; any major issues as to the adequacy of the Company’s internal controls, and any steps adopted in light of any material control deficiencies; and management’s annual evaluation of internal controls over financial reporting and quarterly evaluation of any material changes in such controls, and the independent auditor’s attestation report on management’s annual assessment.

4.	Review and discuss in a timely manner (but at least annually) reports from the independent auditor regarding:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments and related disclosures, and the treatment preferred by the independent auditor.

c.	All other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted audit differences.

5.	Generally review and discuss with management the type and presentation of information to be disclosed in the Company’s earnings press releases, including the use of pro forma or “adjusted” non-GAAP information, as well as the type and presentation of financial information and earnings guidance to be provided to analysts and rating agencies; such discussions may be of a general nature and need not cover the specific information and/or presentations to be given.

6.	Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

7.	Review and discuss with management the steps management has taken to assess, monitor and control the Company’s strategic, operational, financial and compliance risks, including guidelines and policies to govern the process by which such risk assessment and risk management are undertaken.

8.	Discuss with the independent auditor the matters required to be discussed under American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, “Communications with Audit Committees,” relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with their certification process for Form 10-K and Form 10-Q Reports regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, or any fraud involving management or other employees having a significant role in the Company’s internal controls.
      Oversight of Independent Auditor. The Committee shall have the sole authority to appoint or replace the independent auditor; provided, however, that this shall not preclude seeking shareholder ratification of such appointment. In considering the appointment of the independent auditor, the Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis. The Committee shall be directly responsible for the compensation and oversight of the independent auditor (including the resolution of any disagreements between management and the independent auditor). The independent auditor shall report directly to the Committee.
      In addition, the Committee shall:

1.	Review and evaluate the lead partner of the independent auditor team.

2.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years relating to one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

3.	Evaluate and report to the Board on its conclusions as to the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal audit department.

4.	Ensure the regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law.

5.	Establish clear policies regarding the Company’s hiring of employees or former employees of the independent auditor.

6.	Meet with the independent auditor to discuss the planning and staffing of the audit, including the attestation report relating to internal controls over financial reporting.
      Oversight of Internal Audit Department. The Committee has adopted the Institute of Internal Auditor’s definition of Internal Auditing as follows:

Internal auditing is an independent, objective assurance and consulting activity designed to add value and improve an organization’s operations. It helps an organization accomplish its objectives by bringing a systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.
      The Committee shall engage in general oversight with respect to the internal audit department, which shall report directly to both the Committee and the Company’s General Counsel. The Chair of the Committee shall be involved in the hiring and evaluation of the Chief Auditing Executive. In addition, the Committee shall:

1.	Monitor and examine the organization and performance of the internal audit department.

2.	Review significant reports to management prepared by the internal audit department, and management’s responses.

3.	Discuss with the independent auditor and management the responsibilities, budget and staffing of the internal audit department and the scope of the internal audit.
      Compliance Oversight Responsibilities. The Committee shall assist the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting. In particular (and in addition to the compliance oversight responsibilities set forth elsewhere in this Charter), the Committee shall:

1.	Oversee the activities of the Company’s Chief Compliance Officer, who shall be a senior-level officer of the Company reporting directly to both the Committee and the Company’s General Counsel.

2.	Monitor and examine the compliance functions within the Company’s finance and legal departments, including compliance with agreements between the Company and governmental agencies other than routine agreements entered into in the ordinary course of business relating to the sale of products or services to governmental agencies.

3.	Oversee the adoption and maintenance of procedures to ensure that all inquiries raised by government entities, or by stockholders, customers, suppliers and employees, regarding compliance and ethics matters receive prompt review by or under the authority of the Chief Compliance Officer, including, as appropriate, the reporting of such matters to the Committee and the Board.

4.	Oversee the establishment and maintenance of a comprehensive compliance and ethics program, including an ethics and compliance training program for all employees, designed to minimize the possibility of violations of the federal securities and other laws by the Company.

5.	Oversee the establishment and maintenance of a written plan designed to ensure the improvement and ongoing effectiveness of communications with all governmental agencies engaged in inquiries or investigations of the Company, which plan shall provide for (a) regular reporting by management and outside and internal counsel to the Committee and, as appropriate, the Board regarding communications with such government agencies, including providing to the Committee copies of all written communications to and from such agencies; (b) complete and prompt access for such agencies to the Company and its management; (c) meetings between such agencies and the Board or its committees, upon the request of such agencies; and (d) employee training designed to improve communication and cooperation with such agencies.

6.	Monitor the process for communicating to employees the Company’s Code of Conduct and the importance of compliance therewith, including (a) the maintenance and periodic review of the Code; (b) the maintenance and periodic review of procedures for the receipt, retention and proper treatment of complaints regarding accounting, internal controls (including internal accounting controls) or auditing matters, which procedures shall include provisions for the confidential, anonymous submission by employees of reports or complaints concerning potential violations of law or other misconduct and concerns regarding accounting, auditing or internal control matters; and (c) assuring employees that no retaliation or other negative action will be taken against any employee because he or she submits any such report or complaint.

7.	Obtain acknowledgement from the independent auditor that it will inform the Committee if the independent auditor detects or becomes aware of any illegal act and will provide a report to the Committee if the independent auditor reaches the conclusions specified in Section 10A of the Securities Exchange Act of 1934, as amended, with respect to such illegal acts (and to the Board, if required by Section 10A).
      Committee Report. The Committee shall prepare the audit committee report required by the Commission’s rules to be included in the Company’s proxy statements. This report shall also be posted on the Company’s website and shall describe the Company’s compliance with the Deferred Prosecution Agreement dated September 22, 2004 between the Company and the United States Attorney’s Office for the Eastern District of New York and the Final Consent Judgment of Permanent Injunction, entered September 28, 2004 in the United States District Court for the Eastern District of New York, in Securities and Exchange Commission v. Computer Associates International, Inc., including the Company’s implementation of the recommendations of the Independent Examiner referred to in such Agreement and Consent Judgment regarding corporate compliance and ethics programs.
Delegation of Authority
      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.
Counsel and Other Delegation of Authority; Company Funding Obligations
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal counsel, or accounting or other advisors, to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay the independent auditor, to pay any such counsel or other advisors retained by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Meetings; Executive Sessions
      The Committee shall meet as often as it deems necessary, but no less frequently than quarterly. The Committee shall meet periodically and separately with management, the internal auditors and the independent auditor. In addition, the Committee may request any officer or other employee of the Company, counsel to the Company, or any representative of the independent auditor, to meet with the Committee, with one or more members of the Committee, or with counsel or another advisor to the Committee. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.
Reports to the Board; Minutes
      The Committee shall make regular reports to the Board regarding the Committee’s activities, including issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, and the performance of the internal audit function. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.
Committee Self-Assessment
      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.
Committee Charter
      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.
Limitation of Committee’s Role
      While the Committee has the responsibilities and powers set forth in this Charter, the fundamental responsibility for the Company’s financial statements and disclosures rests with the Company’s management.

EXHIBIT C
CA, INC.
COMPENSATION AND HUMAN RESOURCE COMMITTEE CHARTER
General
      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Compensation and Human Resource Committee (the “Committee”) of the Board of Directors of CA, Inc. (the “Company”).
Composition
      The members of the Committee shall be designated by the Board, on the recommendation of the Corporate Governance Committee of the Board, in accordance with the Company’s By-laws and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.
      All members of the Committee shall meet the independence requirements of the New York Stock Exchange. In addition, each member shall qualify as an “outside director” of the Company, as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “non-employee director” of the Company, as such term is defined in Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or in any successor provision to either of the foregoing.
Authority and Responsibilities
      General. The general purpose of the Committee is to assist the Board in fulfilling its responsibilities, with respect to executive compensation and human resources matters. Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1.	The Committee shall be directly responsible for (a) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; (b) in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and (c) determining and approving his or her compensation based upon such evaluation.

2.	The Committee shall determine the compensation of senior executives other than the Chief Executive Officer, including determinations regarding equity-based and other incentive compensation awards.

3.	Subject to the foregoing, the Committee shall determine and approve the terms and conditions of the employment of senior officers of the Company, by contract or otherwise.

4.	The Committee shall (a) from time to time, as it deems appropriate, review and recommend that the Board approve all executive compensation plans and programs, including incentive compensation and equity-based plans and programs; (b) administer such plans and programs in accordance with and subject to their terms; (c) monitor and review such plans and programs to determine, among other things, whether they are achieving their intended purposes; and (d) recommend modifications to such plans and programs.

5.	Except as set forth in item 7 below, if a compensation consultant is to assist the Committee in the evaluation of compensation matters, the Committee shall have sole authority to retain and terminate any such consultant, including sole authority to approve the fees and other terms on which any such consultant is retained.

6.	In coordination with the Corporate Governance Committee, the Committee shall oversee management succession planning on an annual basis.

7.	The Committee shall be responsible for the administration of any plans or programs providing for the compensation of non-employee directors, but only to the extent that any such plan or program provides that the Committee shall be so responsible. If a compensation consultant is to assist in the evaluation of non-employee director compensation, the Committee may, at the request of the Corporate Governance Committee, act jointly with such Committee to retain and terminate any such consultant, including approval of the fees and other terms on which any such consultant is retained.
      Consultation with Other Independent Directors. In carrying out its responsibilities the Committee may consult with other independent members of the Board, so that its recommendations and actions reflect, to the extent appropriate, the collective views of the Committee and the independent members of the Board.
      Further, it is understood that the Committee will generally report and consult with the other independent members of the Board with respect to the compensation of the Company’s Chief Executive Officer before a final determination is made by the Committee. Following the Committee’s determination with respect to such compensation, the Committee may seek ratification from the other independent members of the Board, as the Committee deems appropriate.
      Proxy Statement Report on Executive Compensation. The Committee shall produce the report required by Securities and Exchange Commission rules to be included in the Company’s proxy statements.
Delegation of Authority
      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.
Counsel and Other Advisors; Company Funding Obligations
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any consulting firms retained by the Committee to assist in the evaluation of CEO, senior executive or non-employee director compensation and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Meetings; Executive Sessions
      The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.

Reports to the Board; Minutes
      The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.
Committee Self-Assessment
      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.
Committee Charter
      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

EXHIBIT D
CA, INC.
CORPORATE GOVERNANCE COMMITTEE CHARTER
General
      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Corporate Governance Committee (the “Committee”) of the Board of Directors of CA, Inc. (the “Company”).
Composition
      The members of the Committee shall be designated by the Board, on the recommendation of the Committee, in accordance with the Company’s By-laws, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.
      All members of the Committee shall meet the independence requirements of the New York Stock Exchange.
Authority and Responsibilities
      General. The general purpose of the Committee is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company. These responsibilities include making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors.
      In addition, the Committee is responsible for overseeing the Company’s corporate governance policies, practices and programs, including its relationships and communications with institutional investors and other interested parties; responses to governance-related legislative and regulatory initiatives and shareholder proposals; and encouraging continuous improvement and the implementation of “best practices” in corporate governance.
      Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1.	The Committee shall periodically assess the size and composition of the Board in light of the Company’s operations and other relevant factors.

2.	The Committee shall periodically evaluate and recommend modifications of qualifications and other criteria for service as a director, including criteria for director independence and service on one or more Board committees.

3.	The Committee shall monitor compliance with the criteria for service as a director, as well as for service on a particular Board committee. To enable the Committee to fulfill this responsibility, each director shall notify the Committee promptly of (a) any proposed change in the director’s principal occupation, (b) the proposed election of the director to the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities), (c) the director’s removal or other cessation of service as a member of any such board or committee, and (d) any other development that could affect a director’s ability to serve on the Board or any Board committee. Following such notice, the Committee shall recommend to the Board whether any action should be taken (including whether such director should resign as a director of the Company or as a member of any Board committee). In addition, no member of the Company’s senior management may serve on the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities) without first obtaining the approval of the Committee.

4.	On an annual basis, the Committee shall review and recommend whether existing directors shall be nominated for re-election, based upon the evolving needs of the Company and other relevant factors. As part of this responsibility, the Committee shall evaluate and make recommendations to the Board with respect to waiving the Company’s Corporate Governance Principles concerning age and term limits of directors.

5.	The Committee shall identify individuals qualified to become directors, consistent with criteria approved by the Board; shall coordinate and assist the Board in the recruitment of new directors; and shall select or recommend to the Board candidates for election as directors, including the director nominees for the Company’s annual meeting of stockholders. The Committee shall have sole authority to retain and terminate any search or similar firms to be used to identify candidates for election as director, including sole authority to approve the fees and other terms on which any such firm is retained.

6.	The Committee shall evaluate and make recommendations to the Board concerning the nature and composition of Board committees, including the designation of committee Chairs, Board committee structure and operations, and the extent to which committee assignments should be rotated over time.

7.	The Committee shall coordinate, at least annually, a self-assessment by the Board of its operations and performance and the overall operations and performance of the Board committees generally, and shall prepare an assessment of the Board’s performance that shall be discussed with the Board.

8.	The Committee shall evaluate and make recommendations concerning the designation of a Lead Independent Director, or a Chairman of the Board, as well as the responsibilities of such position.

9.	The Committee shall evaluate and make recommendations concerning the compensation of non-employee directors and shall be responsible for the oversight and administration of any plans or programs providing for the compensation of non-employee directors (except to the extent that any such plan or program provides that another Board committee shall be responsible for such administration, and subject in any case to the Committee’s authority to delegate the administration of any such plans for programs). If a compensation consultant is to assist in the evaluation of non-employee director compensation, the Committee, acting alone or jointly with the Compensation and Human Resource Committee, shall have authority to retain and terminate the consulting firm, including authority to approve the fees and other terms on which any such firm is retained.

10.	The Committee shall evaluate and make recommendations concerning the process for distribution of information to the Board and its committees, including the content and timing of delivery of materials relating to meetings of the Board and Board committees as well as general information about the Company and its operations.

11.	The Committee shall periodically evaluate the Company’s Corporate Governance Principles in light of current best practices and other relevant factors, and shall recommend to the Board any changes in such Principles deemed necessary or appropriate.

12.	The Committee shall review any proposed changes to the Company’s Certificate of Incorporation, By-laws and other documents affecting the rights of the Company’s stockholders or otherwise affecting the Company’s corporate governance, and shall make recommendations to the Board with respect to any such changes.

13.	The Committee shall be responsible for overseeing the implementation and maintenance of director orientation and education programs.

14.	In coordination with the Compensation and Human Resource Committee, the Committee shall (a) evaluate the performance of the Chief Executive Officer in light of corporate goals and objectives approved by the Compensation and Human Resource Committee, and (b) oversee management development and succession planning on an annual basis.

      Corporate Governance Officer. The Company shall designate an individual to serve as Corporate Governance Officer. The Corporate Governance Officer shall report to the Company’s General Counsel for administrative purposes and to both the General Counsel and the Committee for other purposes; provided, however, that the Corporate Governance Officer shall at all times have unrestricted access to the Committee or any member of the Committee or the Board for any purpose he or she shall deem appropriate.
      Proxy Statement Report. The Committee shall consider rendering (but shall not be required to render) a report on the Committee’s activities and achievements for inclusion in the Company’s proxy statements.
Delegation of Authority
      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.
Counsel and Other Advisors; Company Funding Obligations
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate the retention of independent legal counsel or other advisors to assist the Committee in carrying out its responsibilities, including any search or similar firm retained to identify candidates for election as director, as discussed above. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any search or similar firms retained by the Committee to identify candidates for election as director and any consulting firm retained to assist in the evaluation of non-employee director compensation and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Meetings; Executive Sessions
      The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.
Reports to the Board; Minutes
      The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.
Committee Self-Assessment
      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.
Committee Charter
      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

EXHIBIT E
CA, INC.
STRATEGY COMMITTEE CHARTER
General
      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Strategy Committee (the “Committee”) of the Board of Directors of CA, Inc. (the “Company”).
Composition
      The members of the Committee shall be designated by the Board, on the recommendation of the Corporate Governance Committee of the Board, in accordance with the Company’s By-laws, and shall serve at the discretion of the Board. One member of the Committee shall be designated Chair of the Committee.
Authority and Responsibilities
      General. The general purpose of the Committee is to provide input to management in their development of the Company’s corporate strategy and to provide recommendations to the Board with respect to its review and approval of the corporate strategy.
      Proxy Statement Report. The Committee shall consider rendering (but shall not be required to render) a report on the Committee’s activities and achievements for inclusion in the Company’s proxy statements.
Delegation of Authority
      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.
Counsel and Other Delegation of Authority; Company Funding Obligations
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal counsel, or accounting or other advisors, to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Meetings
      The Committee shall meet as often as it deems necessary. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.
Reports to the Board; Minutes
      The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.
Committee Self-Assessment
      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.
Committee Charter
      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

E-1

                           --------------------------------------------------------

Notice: If you plan on attending the 2006 Annual Meeting,
please cut out and use the admission ticket(s) below.
No admission will be granted without an admission ticket.
Annual Meeting of Stockholders
September 18, 2006, 10:00 a.m. (Eastern Daylight Time)
Terrace Room
The Roosevelt Hotel
45 East 45th Street
New York, NY 10017
1-212-661-9600
PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

Annual Meeting of Stockholders Terrace Room The Roosevelt Hotel 45 East 45th Street New York, NY 10017 1-212-661-9600 September 18, 2006 10:00 a.m. EDT Admit ONE	Annual Meeting of Stockholders Terrace Room The Roosevelt Hotel 45 East 45th Street New York, NY 10017 1-212-661-9600 September 18, 2006 10:00 a.m. EDT Admit ONE

CA, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE CA BOARD OF DIRECTORS FOR THE 2006 ANNUAL
MEETING OF STOCKHOLDERS ON SEPTEMBER 18, 2006.
     The undersigned hereby appoints Michael Christenson and Kenneth Handal, and each of them, as proxies, acting jointly or individually, with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock, par value $.10 per share, of CA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Monday, September 18, 2006 at 10:00 a.m. Eastern Daylight Time, at The Roosevelt Hotel, 45 East 45th Street, New York, New York, and at any adjournment or postponement thereof, upon such business as may properly come before such meeting, including the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy revokes any proxy previously given for the same shares of stock.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE BACK OF THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC INSTRUCTIONS AS TO ANY ITEM OR ALL ITEMS, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AGAINST THE STOCKHOLDER PROPOSAL TO AMEND THE BY-LAWS WITH RESPECT TO THE ADOPTION OR MAINTENANCE BY THE BOARD OF DIRECTORS OF ANY CA, INC. RIGHTS PLAN, AND IN THE DISCRETION OF THE PROXIES, ACTING JOINTLY OR INDIVIDUALLY, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AT PRESENT, THE BOARD KNOWS OF NO OTHER BUSINESS WHICH WILL COME BEFORE THE MEETING.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
(Continued on Reverse Side. Please Sign and Date.)
 Address Change/Comments (Mark the corresponding box on the reverse side)

~ FOLD AND DETACH HERE ~
ADMISSION TICKET
Notice: If you plan on attending the 2006 Annual Meeting,
please use this admission ticket.
No admission will be granted without an admission ticket.
ANNUAL MEETING OF STOCKHOLDERS
September 18, 2006, 10:00 A.M. (EASTERN DAYLIGHT TIME)
TERRACE ROOM
THE ROOSEVELT HOTEL
45 EAST 45TH STREET
NEW YORK, NY 10017
1-212-661-9600
Please sign, date, and return the proxy card promptly using the enclosed envelope even if you plan to attend the 2006 Annual Meeting.

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3.

		FOR	WITHHOLD
1.	Election of the following nominees as directors:	☐	☐

Nominees:
01 Alfonse M. D’Amato	05 Jay W. Lorsch	09 John A. Swainson
02 Gary J. Fernandes	06 William E. McCracken	10 Laura S. Unger
03 Robert E. La Blanc	07 Lewis S. Ranieri	11 Ron Zambonini
04 Christopher B. Lofgren	08 Walter P. Schuetze

Withhold vote only from:

		FOR	AGAINST	ABSTAIN
3.	Stockholder proposal to amend the by-laws with respect to the adoption or maintenance by the Board of Directors of any CA, Inc. rights plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2007.	☐	☐	☐

Ø
IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET
PLEASE READ THE INSTRUCTIONS BELOW

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Date	Signature	Joint Signature	Title or Authority

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATE PROXIES SHOULD BE SIGNED IN CORPORATE NAME BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE THEIR TITLE WHEN SIGNING.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Daylight Time the day prior to the annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ca Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at www.ca.com